UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERSYS

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Stockholders Annual Meeting Invitation Notice of 2010 Annual Meeting and Proxy Statement 2010 Annual Report on Form 10-K

Proxy Statement and

2010 Annual Report to Stockholders

Dear Fellow Stockholder:

We are pleased to provide this Annual Report for our fiscal year ending March 31, 2010.
Although our net sales and earnings declined from fiscal 2009, I am pleased with our overall performance considering the severe recession we experienced. We earned a solid net income and had strong cash flow.

Our revenue and earnings reached its lowest point of the recession in the first quarter of fiscal 2010. Our financial results have improved sequentially each of the last three quarters and our markets are clearly growing well in total. We are seeing the benefits of the actions we began to take when the recession started. We believe we implemented the right blend of cost cutting while keeping solid sales and marketing efforts and continuing new product development and the expansion of our thin-plate, pure-lead capacity.

We have a very solid base on which to continue the growth of our company. Our recent cost reduction programs ensure that much of our future volume will be produced at lower manufacturing costs than in the past. At the same time we made sure we kept up very strong marketing efforts during the recession. These efforts are now paying off in new business with customers around the world. The global economic outlook is clearly more favorable now than it was last year and we are looking forward to a solid year in fiscal 2011.

We have exited this recession a stronger company than when we entered this recession. We will maintain our strong focus on providing our customers the best possible value.

I thank our customers for their valuable business, our employees and suppliers for making our success possible, and our stockholders for their support.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information, including a reconciliation of the non-GAAP measures to the comparable GAAP measures.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the Company’s filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

Annual Meeting Invitation

June 16, 2010

Dear Fellow Stockholder:

EnerSys will hold its 2010 annual meeting of stockholders (the “Annual Meeting”) on Thursday, July 22, 2010, at 10:00 a.m. (Eastern Time) at our corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. You can find directions to our corporate offices on the Investor Relations page of our website at www.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting.

Thank you very much for your continued interest in EnerSys.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

(i)

ENERSYS

2366 Bernville Road

Reading, Pennsylvania 19605

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on July 22, 2010

The Proxy Statement, the Proxy Card and the Annual Report to Stockholders

are available at www.enersys.com

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of EnerSys will be held on Thursday, July 22, 2010, at 10:00 a.m. (Eastern Time) at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, for the following purposes:

(1) Proposal No. 1: To elect the three (3) Class III director nominees of the Board of Directors of EnerSys, each to serve until the 2013 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;

(2) Proposal No. 2: To approve, ratify and adopt the EnerSys 2010 Equity Incentive Plan;

(3) Proposal No. 3: To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2011; and

(4) To transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 1, 2010, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of these stockholders is available at the corporate offices of EnerSys and will be available at the Annual Meeting.

If you plan to attend the Annual Meeting, please bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date. For directions to the Annual Meeting, please contact Investor Relations by telephone at (610) 236-4040.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE, THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. SPECIFIC INSTRUCTIONS FOR TELEPHONE AND INTERNET VOTING ARE SET FORTH ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

Richard W. Zuidema

Executive Vice President—Administration and

Secretary

Reading, Pennsylvania

June 16, 2010

(ii)

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies. The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605 on Thursday, July 22, 2010, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement, the foregoing notice and the accompanying proxy card to stockholders on or about June 16, 2010.

Purpose of the Meeting. At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposal No. 1: To elect the three (3) Class III director nominees of the Board of Directors of EnerSys, each to serve until the 2013 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;

Proposal No. 2: To approve, ratify and adopt the EnerSys 2010 Equity Incentive Plan; and

Proposal No. 3: To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2011.

Record Date. Only stockholders of record at the close of business on June 1, 2010 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 49,073,161 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Voting and Revocation of Proxies. Stockholders of record can choose one of the following three ways to vote:

1. By mail: Complete, sign, date and return the enclosed proxy card in the pre-paid envelope provided. If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees, “FOR” the approval, ratification and adoption of the EnerSys 2010 Equity Incentive Plan, and “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm.

2. By telephone: Call the toll-free telephone number on the proxy card (800-652-8683) and follow the voice prompts.

3. Through the Internet: Access the website www.investorvote.com/ENS and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote in person. If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

•	delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

•	voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

EnerSys

2366 Bernville Road

Reading, Pennsylvania 19605

Attention: Richard W. Zuidema, Executive Vice President—Administration and Secretary

Required Votes. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director nominee or director nominees indicated.

The approval of the EnerSys 2010 Equity Incentive Plan and the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2011, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to these matters, abstentions will have the same effect as voting against such proposal and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

Attendance at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys.

Metalmark and our Institutional Stockholders. We entered into a Securityholder Agreement, dated as of July 26, 2004, as amended (the “Securityholder Agreement”), with Metalmark Capital LLC, an independent private equity firm established in 2004 by former principals of Morgan Stanley Capital Partners to manage Morgan Stanley Capital Partners’ private equity funds and to make private equity investments in a broad range of industries (“Metalmark”), certain institutional stockholders, and certain members of our senior management, which governs certain relationships among such parties. Metalmark and the Institutional

Stockholders (as defined below) may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 13d-5(b)(1) thereunder.

The “Institutional Stockholders” are Morgan Stanley Dean Witter Capital Partners IV, L.P. (“MSCP IV, L.P.”), MSDW IV 892 Investors, L.P. (“MSCP IV 892, L.P.”), and Morgan Stanley Dean Witter Capital Investors IV, L.P. (“MSCI IV, L.P.”) (collectively, the “MSCP Funds”), Morgan Stanley Global Emerging Markets Private Investment Fund, L.P., and Morgan Stanley Global Emerging Markets Private Investors, L.P. (collectively, the “MSGEM Funds”), J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC, and 522 Fifth Avenue Fund, L.P. (collectively, the “J.P. Morgan Funds”), and First Plaza Group Trust and Performance Direct Investments I, L.P. f/k/a GM Capital Partners I, L.P. (collectively, the “GM Stockholders”). The MSCP Funds and the MSGEM Funds are hereinafter called, collectively, the “Morgan Stanley Funds.” In January 2008, substantially all of the employees of Metalmark became employees of Citi Alternative Investments Inc., although Metalmark remains an entity owned by those individuals and continues to manage the Morgan Stanley Funds on a subadvisory basis. Two (2) of our directors, Messrs. Chung and Hoffen, are currently employees of both Metalmark and Citi Alternative Investments Inc. For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein.

The general partners of MSCI IV, L.P. are wholly owned subsidiaries of Morgan Stanley. An affiliate of Metalmark manages MSCP Funds IV, L.P. and MSCP IV 892, L.P. pursuant to a subadvisory agreement (the “Subadvisory Agreement”). In addition, under the Subadvisory Agreement, MSCI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any of our shares owned directly by it on the same terms and conditions as MSCP IV, L.P. and MSCP IV 892, L.P.

PROPOSAL NO. 1

ELECTION OF THE CLASS III DIRECTOR NOMINEES OF THE BOARD OF DIRECTORS

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Our Board of Directors currently consists of eight members, divided into three classes. The classes are composed of the following directors:

Messrs. Lehman and Marlo are Class I directors, whose terms will expire at the 2011 annual meeting of stockholders;

Mr. Chung, Mr. Katsaros and Gen. Magnus, USMC (Retired) are Class II directors, whose terms will expire at the 2012 annual meeting of stockholders; and

Messrs. Craig, Hoffen and Muscari are Class III directors, whose terms will expire at the 2010 annual meeting of stockholders.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. John D. Craig, Howard I. Hoffen and Joseph C. Muscari for election as Class III directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2013 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class III nominee will be unable to serve as a director, if elected.

The three director nominees who receive the highest number of votes cast at the Annual Meeting will be elected Class III directors. Shares represented by properly delivered proxies will be voted for the Class III director nominees unless otherwise specified in the proxy by the stockholder. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of director nominees or to withhold authority to vote for any individual director nominee may do so by voting his or her proxy to that effect. Stockholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of director nominees named.

Unlike previous years, brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

The following table sets forth certain information with respect to our directors and the director nominees as of the date of this Proxy Statement:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)
John D. Craig	59	Chairman of the Board, President and Chief Executive Officer	2000	2010
Hwan-yoon F. Chung	36	Director	2006	2012
Howard I. Hoffen	46	Director	2000	2010
Arthur T. Katsaros	62	Director	2005	2012
John F. Lehman	67	Director	2004	2011
Gen. Robert Magnus, USMC (Retired)	63	Director	2008	2012
Dennis S. Marlo	67	Director	2004	2011
Joseph C. Muscari	63	Director	2008	2010

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of EnerSys and of each continuing director is as follows:

John D. Craig. Mr. Craig has served as Chairman of the Board of Directors, President and Chief Executive Officer and a Director of EnerSys since November 2000. From 1998 to October 2000, he served as President and Chief Operating Officer of Yuasa, Inc., the predecessor company to EnerSys. Mr. Craig joined Yuasa in 1994. Mr. Craig received his Master of Electronics Engineering Technology degree from Arizona State University and his Bachelor of Science degree from Western Michigan University.

Mr. Craig has many years of experience in the industrial battery business. As President and Chief Executive Officer, he is intimately familiar with all aspects of our business activities. Mr. Craig’s history of leadership and experience and his business background are attributes that were significant in the decision to nominate him as a member of our Board of Directors and his service as Chairman of the Board of Directors.

Hwan-yoon F. Chung. Mr. Chung has been a Director of EnerSys since February 2006. Mr. Chung has been a Principal of Metalmark Capital LLC since its inception in 2004. Prior to joining Metalmark, he was an Executive Director of Morgan Stanley Private Equity from 2002 to 2004, and Vice President of Morgan Stanley Private Equity from 2000 to 2002. Mr. Chung received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania.

The financial acumen that Mr. Chung obtained through his private equity experiences were attributes important in qualifying him for service as a member of the Board of Directors.

Howard I. Hoffen. Mr. Hoffen has been a Director of EnerSys since November 2000. Mr. Hoffen is currently the Chairman, Chief Executive Officer, and a Managing Director of Metalmark Capital, an investment center of Citi Alternative Investments that is focused on private equity. Mr. Hoffen was a founding member of Metalmark Capital in 2004, and served as its Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985. Mr. Hoffen serves as a Director of Union Drilling, Inc., which is listed on the NASDAQ Stock Market. He is also a Director of several private companies. Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University.

Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These attributes were significant in the decision to nominate him as a member of the Board of Directors and his services as our Lead Director.

Arthur T. Katsaros. Mr. Katsaros has been a Director of EnerSys since July 2005. Mr. Katsaros was most recently the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. since 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products. Mr. Katsaros is a former Director of CDG Technology, Inc., and the current Chairman of its successor CDG Environmental, LLC, a manufacturer of supply systems for water treatment. Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute in 1969 and a Master of Business Administration from Lehigh University in 1977. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business in 1992.

Mr. Katsaros’ experience qualifying him for service as a member of the Board of Directors includes over fifteen years experience in executive positions with a global manufacturer, in charge of international business and operations, such as manufacturing, engineering, information technology and research and development.

John F. Lehman. Mr. Lehman has been a Director of EnerSys since the completion of our initial public offering in August 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency. Mr. Lehman serves as a Director of Ball Corporation, which is listed on The New York Stock Exchange. He is the Chairman of the Board of Directors of Atlantic Marine, Inc., a private operator of construction and repair shipyards company, and a member of the Board of Directors of Drew Marine, Inc., a private technical solutions and service provider to the global marine industry, and Verisk Analytics, a private risk information provider. Mr. Lehman was a member of the National Commission on Terrorist Attacks upon the United States. He is currently a member of the National Defense Commission. He is also Chairman of the Princess Grace Foundation. Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania.

Mr. Lehman’s business and government experience provide the Board of Directors with valuable insight into social, governmental and economic issues relevant to our business. This experience is important in qualifying him for service as a member of the Board of Directors.

General Robert Magnus, USMC (Retired). Gen. Magnus has been a Director of EnerSys since July 2008. Gen. Magnus served as the Assistant Commandant of the Marine Corps from 2005 to 2008. He retired from the Marine Corps in 2008 after over 38 years of distinguished service. Gen. Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources. Gen. Magnus also serves on the Board of Directors of Augusta Westland NA, a subsidiary of Italy’s Finmeccanica and a producer of advanced helicopters, and Elbit Systems of America, a producer of defense, homeland security and commercial aviation products and solutions. Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Masters in Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included the Distinguished Service Medal, Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal.

Gen. Magnus’ experience and service qualifying him for service as a member of our Board of Directors includes his four years (2001-2005) of financial management experience with the Office of Oversight of the Marine Corps, his experience in constructing and justifying wartime budgets ranging from $14—$42 billion from 2001 to 2005, service as Chair of the Marine Corp. morale, welfare and recreation programs with direct responsibility for annual budgets of $100 million, and was second senior officer of the 240,000 active duty and Reserve Unit Marines from 2005 to 2008.

Dennis S. Marlo. Mr. Marlo has been a Director of EnerSys since the completion of our initial public offering in August 2004. Mr. Marlo served as an Executive Vice President of Sovereign Bancorp, Inc. from June 2004 through April 2009, and as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign, and as a partner with KPMG, LLP. Mr. Marlo is currently Chairman of the Board of Directors of the Federal Home Loan Bank of Pittsburgh, a government sponsored enterprise. He is also a member of the Board of Directors of the Lankenau Hospital Foundation, a foundation running a non-profit community hospital in Wynnewood, Pennsylvania, and Harcum College. Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant.

Through Mr. Marlo’s extensive financial experience and other activities, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These experiences qualify him to service as a member of our Board of Directors, Chairman of the Audit Committee, and our Audit Committee financial expert.

Joseph C. Muscari. Mr. Muscari has been a Director of EnerSys since June 2008. Mr. Muscari has served as Chairman and Chief Executive Officer of Minerals Technologies Inc. (“MTI”), which is listed on The New York Stock Exchange, since March 2007 and as a Director of MTI since February 2005. For the prior 37 years, Mr. Muscari was employed at Alcoa Inc., where he held a number of executive positions. He served as Executive Vice President and Chief Financial Officer from January 2006 to January 2007. Mr. Muscari previously served as Executive Vice President—Alcoa and Group President, Rigid Packaging, Foil and Asia since October 2004. He had been an Executive Vice President of Alcoa since 2002, having responsibility for Alcoa’s businesses in Asia and Latin America. Mr. Muscari received his Bachelor of Science degree in industrial engineering from the New Jersey Institute of Technology and his Masters in Business Administration from the University of Pittsburgh. He also holds an honorary Doctor of Law degree from Salem-Teikyo University. Mr. Muscari is also a former member of the Board of Directors of Aluminum Corporation of China.

Mr. Muscari’s experience qualifying him for service as a member of our Board of Directors includes nearly forty years of combined experience with global mineral and aluminum companies with oversight of international business and operational units.

Messrs. Chung and Hoffen serve on our Board of Directors as designated by Metalmark pursuant to the Securityholder Agreement. For more information regarding our Board of Directors, see “Corporate Governance—Controlled Company Exemption” below. The Securityholder Agreement also provides that our Chief Executive Officer shall be nominated to the Board of Directors. The stockholders party to the Securityholder Agreement, including certain members of our senior management, have agreed to vote their shares of our common stock to elect these nominees for director.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that Messrs. Katsaros, Lehman, Magnus, Marlo and Muscari are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between either of Messrs. Katsaros, Lehman, Magnus, Marlo or Muscari and EnerSys.

Messrs. Chung and Hoffen are employees of Metalmark, which, together with the other Institutional Stockholders, pursuant to the Securityholder Agreement, and through the Subadvisory Agreement, was the controlling stockholder of EnerSys until July 5, 2007. As such, the three-year period of non-affiliation required for independence from EnerSys and our management is measured from such date. Therefore, Messrs. Chung and Hoffen will become “independent” after July 5, 2010.

There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investor Relations page of our website at www.enersys.com and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

Effective as of May 19, 2009, Messrs. Marlo (Chairperson), Katsaros and Muscari serve as members of our Audit Committee. From July 25, 2008, until the resignation of Raymond E. Mabus, Jr. from the Board of Directors on May 18, 2009, our Audit Committee consisted of Messrs. Marlo (Chairperson), Mabus and Muscari. The Board of Directors has determined that Mr. Marlo is an “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act. The Board of Directors has determined that each of Messrs. Katsaros, Marlo and Muscari is independent under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and is financially literate in accordance with the NYSE listing standards. Our Audit Committee held a total of eight (8) meetings in the fiscal year ended March 31, 2010, four (4) of which were in person, and four (4) of which were held telephonically.

The Audit Committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

•	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

•	overseeing the activities of our internal audit function.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investor Relations page of our website at www.enersys.com.

Compensation Committee

Our Compensation Committee consisted of Messrs. Lehman (Chairperson), Magnus and Muscari during fiscal year 2010. The Board of Directors has determined that Messrs. Lehman, Magnus and Muscari are each independent directors.

The Compensation Committee is responsible for:

•	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and the other named executive officers;

•	reviewing and recommending to the Board the adoption of non-employee director compensation programs; and

•	administering our equity plans and other incentive compensation plans.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our CEO and our other named executive officers. It engages its own independent compensation consultant, currently Frederic W. Cook & Co., Inc., to review the compensation levels of executives at our peer companies and assess total compensation and make recommendations about changes in the compensation of our executives. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our named executive officers. The Compensation Committee utilizes a similar methodology for recommending director compensation and meeting fees, which are subject to Board approval.

This Committee held a total of five (5) meetings in the fiscal year ended March 31, 2010, one (1) of which was in person, and four (4) of which were held telephonically.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2010, or had previously been an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Katsaros (Chairperson) and Gen. Magnus. Following the May 18, 2009 resignation of Raymond E. Mabus, Jr. from our Board of Directors, Metalmark, on behalf of the Institutional Stockholders, temporarily waived the requirement that this committee have at least three (3) members. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees and developing and recommending to our Board of Directors a set of corporate governance principles. The Committee held a total of five (5) meetings in the fiscal year ended March 31, 2010, all of which were held telephonically.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identifying, reviewing the qualifications of, and recruiting qualified candidates for board membership;

•	reviewing the continuation of each director being considered for reelection;

•	making recommendations to the Board concerning the structure, composition and function of the board and its committees; and

•	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

•	integrity and character;

•	sound and independent judgment;

•	breadth of experience;

•	business acumen;

•	leadership skills;

•	scientific or technology expertise;

•	familiarity with issues affecting global businesses in diverse industries; and

•	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy. Diversity is one is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chief Executive Officer interview candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Richard W. Zuidema, Executive Vice President—Administration and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

The Board believes that the most effective leadership structure for EnerSys at this time is one with a combined Chairman and Chief Executive Officer, coupled with a non-management Lead Director. Having the CEO serve as Chairman has a number of benefits. It promotes a cohesive vision and strategy for EnerSys and strong execution ability. It helps to assure clear and direct communication to the Board of any key enterprise risks. EnerSys has found that in our industry having a combined Chairman and CEO is particularly advantageous when doing business internationally, especially with foreign customers who value unified leadership and a single ultimate executive decision maker. Finally, it facilitates our ability to respond quickly to changing business needs and customer objectives. When taken together with each director’s responsibility, the Board believes that the structure is currently optimal for EnerSys.

The Board created the position of Lead Director to strengthen Board oversight. The Lead Director must be a non-management director, and, effective July 6, 2010, must be deemed independent by the Board of Directors. The Lead Director works with the Chairman to approve Board agendas and schedules, advises on the quality, quantity and timeliness of information provided by management to the Board, and acts as a liaison between the independent directors and the Chairman of the Board. The Lead Director also chairs executive sessions of the independent directors not attended by management.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its committees. EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management, and each prioritized risk is referred to a committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, and operations, as well as the risks associated with each. Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During our fiscal year 2010, the Board of Directors met a total of five (5) times. Each director, other than Mr. Mabus, who was unable to attend a Board meeting due to a scheduling conflict prior to his resignation as a director, attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is our policy that directors are invited to the Annual Meeting but are not required to attend. The Chairman of the Board attended the 2009 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year and has established procedures for determining which non-management director will serve as the Lead Director for these executive sessions. The Lead Director is designated by the Board of Directors. Mr. Hoffen has been designated as the Lead Director for fiscal year 2011. In addition, it is expected that at least once a year the independent directors will meet in a separate executive session.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Lead Director” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Lead Director or Non-Management Directors at leaddirector@enersys.com. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee at auditcommittee@enersys.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors and employees. The code is available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.” Any amendment to, or waiver from, the Code for executive officers or directors will be disclosed on the Investor Relations page of our website at www.enersys.com.

DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important ingredients in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We do not separately compensate the directors of our Board who are also employees.

Compensation Paid to Board Members

In fiscal year 2010, our Compensation Committee used Frederic W. Cook & Co., Inc., as an independent compensation consultant to the Compensation Committee, to study a peer group of companies, which peer group is the same group that the Compensation Committee used to recommend the compensation of our named executive officers as we describe on page 24, to assist the Compensation Committee in setting the compensation of our non-employee directors. Based in part on this study, the Compensation Committee recommended, and the Board approved, effective for fiscal year 2010, an annual retainer of $50,000 in cash, as well as the meeting and other fees in the amounts set forth below:

•	In-person board meetings—$1,500 each

•	Telephonic board meetings—$750 each

•	In-person committee meetings—$1,500 each

•	Telephonic committee meetings—$750 each

•	Audit Committee Chairperson—$10,000 per year

•	Committee (non-Audit Committee) Chairperson—$5,000 per year

Based in part on the current economic climate and the 2010 study performed by the independent compensation consultant, the Compensation Committee recommended, and the Board approved, effective following this annual meeting that there be no increase in the annual retainer of $50,000 in cash, and that the following meeting and other fees for fiscal year 2011 be as follows:

•	In-person board meetings—$1,500 each

•	Telephonic board meetings—$750 each

•	In-person committee meetings—$1,500 each

•	Telephonic committee meetings—$750 each

•	Audit Committee Chairperson—$15,000 per year

•	Committee (non-Audit Committee) Chairperson—$10,000 per year

Equity Compensation

Based in part on the recommendation of the compensation consultant, for fiscal year 2010, the Compensation Committee recommended, and the Board approved, an award to each non-employee director of restricted stock units, with a fair market value on August 10, 2009 (the date of the award), of $60,000 of our common stock. These restricted stock units vest on September 10, 2010. For fiscal year 2010, the Board approved an award of restricted stock units, with a fair market value on the date of the award of $60,000 of our common stock, to each non-employee director serving on the Board of Directors as of the date of the Annual Meeting. The fiscal year 2010 award will vest thirteen months from the date of award. All equity awards to non-employee directors are made through one of our stockholder approved equity compensation plans that we describe on page 27. We made these awards in accordance with our Policy on Granting Equity Awards, which we describe on page 31.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of the shares of stock payable due to vesting of the restricted stock units. Under the Director Plan, at a director’s election, the shares otherwise payable, together with any dividends thereon, will be credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

Also under the Director Plan, each non-employee director may also defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board. Participants may elect to allocate the deferred fees (i) into an investment account, which investment options are the same as those available to our employees under our 401(k) retirement plan, or (ii) into a stock unit account, upon which the director will be awarded stock units pursuant to one of our stockholder-approved equity compensation plans. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in their matching contribution upon a change in control. All stock units are payable in shares of our common stock.

The Director Plan is a non-qualified deferred compensation plan. The rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual director retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee will measure stock ownership on an annual basis. We expect each director to attain the investment level by May 1, 2013, or five years from the date the director first becomes a non-employee director, if later. Shares beneficially owned by the director as well as restricted stock units awarded for fiscal year 2009, 2010 and 2011, whether vested or unvested, are included in calculating ownership levels. As of May 1, 2010, each director was on target to achieve the investment level established by the stock ownership guidelines.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2010. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, non-qualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2010.

Name(1)	Fees Earned Paid in Cash		Stock Awards(1)(2)		Total
Hwan-yoon F. Chung	$56,750			$60,000	$116,750
Howard I. Hoffen	$55,250			$60,000	$115,250
Arthur T. Katsaros	$73,750			$60,000	$133,750
John F. Lehman	$65,500	(3)		$60,000	$125,500
Gen. Robert Magnus, USMC (Retired)	$65,000			$60,000	$125,000
Dennis S. Marlo	$75,750			$60,000	$135,750
Joseph C. Muscari	$69,500			$60,000	$129,500

Former Director
Raymond E. Mabus, Jr.(4)	$7,343		$	N/A	$7,343

(1)	On March 31, 2010, each of our current non-employee directors held 2,727 unvested restricted stock units. In addition, on March 31, 2010, each of Messrs. Hoffen, Lehman, and Marlo held 5,000 vested stock options; and Mr. Katsaros held 2,500 vested stock options.

(2)	We calculated these amounts using the provisions of ASC Topic 718 (formerly SFAS No. 123R). Amounts represent the aggregate grant date fair value of the restricted stock units that we awarded to each non-employee director in fiscal year 2010 as we describe above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2010, included in our Annual Report on Form 10-K, which we filed on June 1, 2010. Pursuant to the terms of the Director Plan, which we describe above, Messrs. Katsaros, Lehman, Magnus, and Marlo each elected to defer receipt of 100% of the common stock underlying their respective restricted stock units awards that each received for fiscal year 2010.

(3)	This amount was deferred by Mr. Lehman into a stock unit deferral account, pursuant to the terms of the Director Plan. Mr. Lehman received a matching contribution of 771 restricted stock units, which, under the terms of the Director Plan, vest quarterly over one year from the date of the deferral. All stock units are payable in shares of our common stock.

(4)	Mr. Mabus resigned from the Board effective May 18, 2009.

PROPOSAL NO. 2

APPROVAL OF THE ENERSYS 2010 EQUITY INCENTIVE PLAN

The Board of Directors has adopted the 2010 Equity Incentive Plan, which we refer to as the 2010 EIP, and recommends it for stockholder approval. The Board believes it to be in the best interest of the Company to adopt the 2010 EIP to align our employees’ and non-employee directors’ interest in our success with the long-term interests of our stockholders. We are seeking your approval so that we may use the 2010 EIP to grant several types of equity awards including incentive stock options (options that enjoy favorable tax treatment under Sections 421 and 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), non-qualified stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights, bonus shares, and other stock-based awards. The 2010 EIP will enhance our ability to grant awards that qualify for the performance-based exemption to the federal income tax deduction limits that otherwise apply to us under Code Section 162(m).

2010 EIP Description

The following is a summary of the material terms of our 2010 EIP. This description is not complete. For more information, we refer you to the full text of the 2010 EIP, which is attached as Appendix A. The 2010 EIP will be effective upon stockholder approval at this meeting.

The 2010 EIP authorizes the grant of incentive stock options, “non-qualified” (for purposes of the Code) stock options, stock appreciation rights (including tandem stock appreciation rights), restricted stock, restricted stock units, performance shares and other stock-based awards to our employees, non-employee directors and affiliates. A maximum of 2,200,000 shares of our common stock may be subject to awards under the 2010 EIP. In addition, the shares remaining to be awarded under our 2004 and 2006 EIPs (as of June 1, 2010, 147,335 and 762,030 shares, respectively) will be available for award under the 2010 EIP. The number of shares issued or reserved pursuant to the 2010 EIP, or pursuant to outstanding awards, is subject to adjustment as a result of mergers, consolidations, reorganizations, stock splits, stock dividends, and other dilutive changes in our common stock. Shares subject to any awards that expire without being exercised or that are forfeited or settled in cash shall again be available for future grants of awards under the 2010 EIP. Shares subject to awards that have been retained by us in payment or satisfaction of the exercise price and any applicable tax withholding obligation of an award shall not count against the limit described above, and only the number of shares delivered in the settlement of stock appreciation rights shall count against the limit. The maximum number of shares of our common stock that may be granted in connection with stock options or stock appreciation rights granted under the 2010 EIP to any participant during any calendar year shall not exceed 300,000 shares. The closing price of our common stock on the New York Stock Exchange was $21.78 on June 1, 2010.

Administration of the 2010 EIP. The 2010 EIP is administered by our Compensation Committee. The Compensation Committee has the sole discretion to determine the employees and directors to whom awards may be granted under the 2010 EIP, the manner in which such awards will vest, and other conditions applicable to such awards. Awards may be granted by the Compensation Committee to employees and directors in such numbers and at such times during the term of the 2010 EIP as the Compensation Committee shall determine, and in accordance with the Policy of Granting Equity Awards described on page 31. The Compensation Committee is authorized to interpret the 2010 EIP, to establish, amend and rescind any rules and regulations relating to the 2010 EIP and to make any other determinations that it deems necessary or desirable for the administration of the 2010 EIP. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2010 EIP in a manner and to the extent the Compensation Committee deems necessary and desirable. Grants under the 2010 EIP will be made in discretion of the Compensation Committee and in compliance with our Policy on Granting Equity Awards. In addition, benefits under the 2010 EIP will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants.

Options. The exercise price of options is determined in accordance with our Policy on Granting Equity Awards more fully described on page 31 of this proxy statement, and other terms for each option and whether the options are non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees and are subject to certain other restrictions. To the extent an option intended to be an incentive stock option does not so qualify, it will be treated as a non-qualified option. An option holder may exercise an option by initiating a transaction through the selected brokerage firm and payment of the exercise price in a form acceptable to the Compensation Committee, which may include: by cash, check or wire transfer; by the surrender of a number of shares of common stock already owned by the option holder for at least the minimum period required by law and to avoid any accounting charge with a fair market value equal to the exercise price; to the extent permitted by law, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to us an amount out of the proceeds of the sale equal to the aggregate exercise price for the shares being purchased; or another method approved by the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right will be in accordance with our Policy on Granting Equity Awards, and the Compensation Committee will determine the other terms applicable to stock appreciation rights. Generally, each stock appreciation right will entitle a participant upon exercise to an amount equal to:

•	the excess of the fair market value on the exercise date of one share of common stock over the exercise price, times

•	the number of shares of common stock covered by the stock appreciation right.

Payment shall be made in common stock or in cash, or partly in common stock and partly in cash, all as shall be determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The Compensation Committee may award restricted common stock and restricted stock units, including restricted stock units in the form of market share units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions and/or performance criteria are not satisfied. Restricted stock unit awards result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Other Stock-Based Awards. The Compensation Committee may grant awards of rights to purchase stock, bonus shares, phantom stock units, performance shares, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of our common stock. These awards will be subject to terms and conditions established by the Compensation Committee.

Performance Criteria. Vesting of awards granted under the 2010 EIP may be subject to the satisfaction of one or more performance goals established by the Compensation Committee. The performance goals may vary from participant to participant, group to group, and period to period, may be based on a specified increase or decrease in any performance goal, and may be measured on an absolute or relative basis or in comparison to a peer group or other market measure. Among the performance goals that the Compensation Committee may use are the following (or any combination thereof): (a) cash flow; (b) earnings (including, without limitation, gross margin, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before taxes (“EBT”), and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) net debt; (u) working capital (including components thereof); (v) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index; and (w) strategic plan development and implementation.

Transferability. Unless otherwise determined by the Compensation Committee, awards granted under the 2010 EIP may not be transferred or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process prior to vesting, other than by will or by the laws of intestacy.

Change of Control. Unless otherwise provided by the Compensation Committee, in the event of a change in control, as defined in the 2010 EIP, in which stockholders receive cash for all of their shares of our common stock:

•	each unvested award under the 2010 EIP will immediately become vested, and

•

each outstanding award of a participant will be cancelled and each such participant will receive cash based on the fair market value of the common stock subject to the award, less any exercise price, if any.

Unless otherwise provided by the Compensation Committee, in the event of a change in control in which stockholders do not receive cash for all of their shares of common stock:

•

if, within two years after such change in control, a participant terminates employment by reason of “good reason” or we terminate such participant’s employment without “cause,” as such terms are defined in the 2010 EIP, such participant’s shares will become vested upon such termination of employment, and

•	the successor entity will assume and continue each vesting and outstanding award or will substitute an equivalent award.

Term of the 2010 EIP; Amendment and Termination. The 2010 EIP will be effective upon stockholder approval at this meeting. The 2010 EIP will terminate on May 27, 2020 (10 years from the date that the Board of Directors adopted the 2010 EIP), unless sooner terminated. The Board may amend, alter or discontinue the 2010 EIP in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted. In addition, stockholder approval is required for any amendment that would change the class of individuals eligible to participate, increase the maximum number of shares available for awards, reduce the price at which options may be granted, reduce the exercise price of any outstanding option, permit any options to be repriced, or extend the term of the 2010 EIP.

No awards have been made under the 2010 EIP.

New Plan Benefits. Because awards under the 2010 EIP are discretionary, benefits or amounts that will hereinafter be received by or allocated to our chief executive officer, the named executive officers, all current executive officers as a group, the non-employee directors as a group, and all employees who are not executive officers, are not presently determinable. We have not made any awards under the 2010 EIP that are contingent upon obtaining stockholder approval of the 2010 EIP.

Federal Income Tax Consequences of Awards

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and other stock-based awards under the 2010 EIP under the law as in effect on the date hereof. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2010 EIP, nor does it cover state, local, or non-U.S. taxes.

When a non-qualified stock option is granted, no income will be recognized by the option holder. When a non-qualified stock option is exercised, in general, the option holder will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the underlying common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock equal to the amount of compensation income recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

A participant is not taxed on the grant or exercise of an incentive stock option (an “ISO”). The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an option holder holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the option holder’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the option holder’s basis in the shares, which generally equals the exercise price. If an option holder disposes of stock acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the option holder will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the option holder’s adjusted basis in the stock, usually the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO and otherwise will be short-term capital gain. We are not entitled to an income tax deduction on the grant or exercise of an ISO or on the option holder’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, we will be entitled to a deduction in the year the option holder disposes of the shares in an amount equal to the ordinary income recognized by the option holder.

When a stock appreciation right is granted, no income will be recognized by the participant. When a stock appreciation right is exercised, in general, the participant will recognize ordinary compensation income equal to the cash and/or the fair market value of the shares received upon exercise. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

Generally, when a restricted stock unit or a share of restricted stock is granted, no income will be recognized by the participant. Upon the payment to the participant of common shares in respect of restricted share units or the release of restrictions on restricted stock, the participant generally recognizes ordinary compensation income equal to the fair market value of the shares as of the date of delivery or release. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

A participant may be required to pay to us or make arrangements satisfactory to us to satisfy all federal, state and other withholding tax requirements related to awards under the 2010 EIP.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, RATIFICATION AND ADOPTION OF THE ENERSYS 2010 EQUITY INCENTIVE PLAN.

Equity Compensation Plan Information

The following table sets forth information as of June 1, 2010, regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants, and Rights	Number of securities to be issued upon vesting of outstanding full-value share awards	Weighted Average exercise price of outstanding options, warrants and rights	Weighted Average remaining term of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in columns (a) and (b))	Total of securities reflected in columns (a), (b), and (e)	Common Stock outstanding
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Equity Compensation Plans Approved By Stockholders	1,972,314	855,201	$18.30	4.44 years	909,365	3,736,880
Equity Compensation Plans Not Approved By Stockholders	0	0	N/A	N/A	0	0
Total	1,972,314	855,201	$18.30	4.44 years	909,365	3,736,880	49,073,161

(1)	Includes shares issuable under the EnerSys 2004 Equity Incentive Plan and the EnerSys Amended and Restated 2006 Equity Incentive Plan. The securities available for issuance may be in the form of options, incentive stock options, restricted shares, bonus shares, stock appreciation rights, stock units, or performance shares.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2011.

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Dennis S. Marlo (Chairperson), Arthur T. Katsaros and Joseph C. Muscari. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance—Committees of our Board of Directors—Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our outside independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2010, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors, the auditors’ independence from EnerSys and its management, including the matters in the written disclosures and letters that were received by the Audit Committee from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee regarding independence. During the course of the year, the Audit Committee also reviewed and considered the compatibility of its independent auditors’ performance of certain non-audit services with the maintenance of such auditors’ independence.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal year ended March 31, 2010, and March 31, 2009, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

	Year Ended
Description of Fees	March 31, 2010	March 31, 2009
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, public offerings, and for services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002	$2,972,336	$3,667,400
Audit-Related Fees:
Including fees associated with target acquisitions and general accounting consultations	$173,690	$0
Tax Fees:
Including fees associated with income tax compliance, advice and planning	$396,729	$25,365
All Other Fees	$700	$2,000

Total	$3,543,455	$3,694,795

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2010, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2009 and 2010.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approval decisions made under delegated authority must be communicated to the Audit Committee at or before the next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2011

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2011. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Dennis S. Marlo, Chairperson

Arthur T. Katsaros

Joseph C. Muscari

EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them, other than Mr. Craig, whose information is included under “Board of Directors,” are listed below. All data is as of June 1, 2010.

Michael J. Schmidtlein, age 49, Senior Vice President—Finance and Chief Financial Officer. Mr. Schmidtlein has served as Senior Vice President—Finance and Chief Financial Officer since February 2010. From November 2005 until February 2010, Mr. Schmidtlein was Vice President—Corporate Controller and Chief Accounting Officer. Prior thereto, Mr. Schmidtlein was the Plant Manager of our manufacturing facility in Warrensburg, Missouri. Mr. Schmidtlein joined the Energy Storage Group of Invensys plc. in 1995. Mr. Schmidtlein is a certified public accountant and received his Bachelor of Science degree in Accounting from the University of Missouri.

Raymond R. Kubis, age 56, President—Europe. Mr. Kubis has served as President—Europe, since March 2002. From October 1998 to March 2002, Mr. Kubis was Vice President, General Manager, Motive Power, for the Energy Storage Group of Invensys plc. Mr. Kubis received his Master of Business Administration degree from The Wharton School of the University of Pennsylvania and his Bachelor of Science degree in Accounting from the University of Illinois.

John A. Shea, age 47, Executive Vice President—Americas. Mr. Shea has served as Executive Vice President—Americas since February 2005. Prior thereto, Mr. Shea served as Executive Vice President—Motive Power Americas since March 2002. From November 2000 to March 2002, he served as Executive Vice President—Motive Power. He started with the Company’s predecessor in 1987. Mr. Shea received his Bachelor of Arts degree in Business Administration with majors in Marketing and Human Resource Management from California State University.

Richard W. Zuidema, age 61, Executive Vice President—Administration and Secretary. Mr. Zuidema has served as Executive Vice President—Administration and Secretary since March 2002. From November 2000 until March 2002, Mr. Zuidema was Executive Vice President—Administration and International. He started with the Company’s predecessor in 1998. Mr. Zuidema received his Master of Business Administration degree from the University of Buffalo and his Bachelor of Sciences degree in Business Administration and Finance from the State University of New York.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is structured and administered to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, while maximizing stockholder value. We also structure the program to link executive compensation to our financial performance and, through programs that use our common stock as a compensation medium, to more closely align the interests of executive management with those of our stockholders.

In making decisions on compensation in fiscal year 2010, the Compensation Committee weighed the Company’s overall performance against a most challenging economic downturn. It took into account not only our ability to weather the downturn effectively, but to make changes critical to positioning EnerSys for future long-term growth. Accordingly:

•

the Company achieved above-targeted EPS and above-targeted average daily net debt goal during fiscal year 2010, permitting our named executive officers to achieve the maximum payout under the 2010 Management Incentive Plan;

•

the Compensation Committee considered our financial performance, among other factors, in increasing base salaries for our named executive officers for fiscal year 2011, the first increase since fiscal year 2009;

•

the Compensation Committee changed the financial performance measures for the 2011 Management Incentive Plan by measuring primary working capital percentage, rather than average daily net debt, in order to better focus on balance sheet performance and by increasing the weighting of the targeted EPS component; and

•

the Compensation Committee awarded “Market Share Units” in fiscal 2011 to more closely align our named executive officers’ compensation with our share price performance. Market Share Units provide the holder with the opportunity to earn between 0% and 200% of a target number of shares based on our stock price performance over three years. These awards are further described in detail below under “Long-Term Incentive Equity Compensation.”

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

•

Compensation should align the interests of higher-level employees, including executives, with the long-term interests of our stockholders through award opportunities that result in ownership of a significant amount of our common stock.

•

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results rather than geographic or product line results.

•

Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect corporate results.

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

•

Compensation should foster the long-term focus required for success in our industry. While our key employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are in a position to have greater influence on longer-term results.

•

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay through contributing to our achievement of our strategic and operational goals.

•

The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. The Compensation Committee takes into account a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those are:

•

Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including sales growth, stock price, EBITDA, and net income. Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of payments under our Management Incentive Plan.

•

Assessment of Individual Performance. Individual performance affects the compensation of our employees, including the CEO and the other named executive officers. Beginning in fiscal year 2007, the Compensation Committee adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are summarized and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officer, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

•

Benchmarking. The Compensation Committee benchmarked our compensation programs in fiscal years 2010 and 2011 with a peer group consisting of the following companies, which companies are broadly similar with respect to industry (generally, manufacturers of electrical components and equipment) and size (based on revenues and market capitalization):

Ametek, Inc.	Franklin Electric Company, Inc.
A.O. Smith Corporation	GrafTech International Ltd.
AVX Corporation	Hubbell Incorporated
Baldor Electric Company	Regal - Beloit Corporation
C&D Technologies, Inc.	Spectrum Brands, Inc.
Energizer Holdings, Inc.	Thomas & Betts Corporation
Exide Technologies	Woodward Governor Company

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels as well as the structure of the program. In addition to comparisons versus the peer group, the Compensation Committee, with the assistance of the independent compensation consultant, also reviews survey data on pay levels and compensation-delivery practices for non-industry specific companies of similar size in more than 200 different industries excluding the financial services industry. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. Based upon the most recent comparative pay information, the total pay for our executives is in the 75th percentile range. Given that our relative total shareholder return for fiscal year 2010 was above the 75th percentile of our peer group based on comparison data and given our above–target EPS achievement and above-target average daily net goal for fiscal year 2010, the Compensation Committee believes this target percentile range for compensation is at a level consistent with our executive compensation philosophy.

Components of Executive Compensation

Our executive compensation program is comprised of base salary, annual short-term incentive opportunities in the form of cash awards based upon our fiscal year performance, long-term incentive opportunities in the form of either options to acquire our common stock, restricted common stock or restricted common stock units, or any combination thereof. As more fully described in the section entitled “Deferred Compensation Plan,” certain of our executives, including the named executive officers, may elect to defer receipt of all or a portion of their cash bonuses. In addition, we generally provide the named executive officers with the same employee benefits as we provide to our other eligible U.S. employees and we also provide limited perquisites and personal benefits, as described in the footnotes following the Summary Compensation Table. Mr. Kubis receives substantially the same employee benefits as our other named executive officers, except that he, as we more completely describe in the footnotes following the Summary Compensation Table, receives an annual cost of living adjustment and certain additional perquisites to compensate him for working and living in Europe.

We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Base Salary

Base salary is the fixed element of an employee’s cash compensation. The value of base salary reflects the employee’s skill set and the market value of that skill set. The Compensation Committee generally considers whether each of our named executive officer’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

With assistance from the Compensation Committee’s independent compensation consultant, the Compensation Committee annually sets the base salary of our named executive officers. The Compensation Committee solicits the CEO’s recommendation with respect to the base salaries of our named executive officers.

For fiscal year 2010, the Compensation Committee considered the aforementioned factors and current macroeconomic conditions and determined that it was in the best interest of the stockholders to not increase base salaries for Mr. Craig and the other named executive officers. The Committee’s decision was not reflective of the performance and achievements of Mr. Craig and the other names executive officers during fiscal year 2009.

For fiscal year 2011, the Compensation Committee considered the success of our business and the performance and achievement of Mr. Craig and the other named executive officers in the previous fiscal year and the fact that our named executive officers had not received any base salary increase since fiscal year 2009, as well as the recommendations of its independent compensation consultant, in determining the base salaries of our named executive officers.

The base salaries of Mr. Craig and each of the other named executive officers for fiscal years 2009, 2010, and 2011, are as follows:

Name	2009			2010		2011
John D. Craig		$850,000		$850,000			$875,000
Michael J. Schmidtlein	$	N/A		$300,000	(1)		$300,000
Raymond R. Kubis		$487,553	(2)	$513,352	(3)		$529,282	(4)
John A. Shea		$385,000		$385,000			$397,000
Richard W. Zuidema		$400,000		$400,000			$412,000
Michael T. Philion		$400,000		$400,000		$	N/A

(1)	We increased Mr. Schmidtlein’s base salary from $194,963 to $300,000, effective February 10, 2010, in connection with his promotion to Senior Vice President—Finance and Chief Financial Officer.
(2)	565,000 Swiss francs, 419,500 of which is payable in Swiss francs and has been converted to U.S. dollars at the exchange rate on March 31, 2009 ($0.8783 per Swiss franc), and $145,500 of which is payable in U.S. dollars at a fixed exchange ratio of $0.8186 per Swiss franc.
(3)	565,000 Swiss francs, 419,500 of which is payable in Swiss francs and has been converted to U.S. dollars at the exchange rate on March 31, 2010 ($0.9398 per Swiss franc), and $145,500 of which is payable in U.S. dollars at a fixed exchange ratio of $0.8186 per Swiss franc. There was no increase in the base salary of Mr. Kubis in fiscal year 2010. The change reflected in the table is solely as a result of changes in applicable exchange rates.
(4)	581,950 Swiss francs, 436,450 of which is payable in Swiss francs and has been converted to U.S. dollars at the exchange rate on March 31, 2010 ($0.9398 per Swiss franc), and $145,500 of which is payable in U.S. dollars at a fixed exchange ratio of $0.8186 per Swiss franc.

Management Incentive Plan

Annually, under our Management Incentive Plan, which we refer to as the “MIP,” our executives, including the named executive officers, may receive a cash bonus upon satisfaction of pre-established financial targets. Under the MIP, the Compensation Committee establishes a range of financial targets based on our Board approved corporate budget. The Compensation Committee established this annual cash bonus program to better align each participant’s goals with our financial objectives for each year. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has minimum, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our organization. The potential payouts are stated as a percentage of base salary, which percentage generally remains constant from year-to-year. In establishing the targets, significant consideration is given to our prior year’s performance and budget for the upcoming year. Satisfactory individual performance is a condition to payment. In the case of our CEO and our other named executive officers other than Mr. Schmidtlein, a target bonus percentage is set forth in their respective employment agreements.

The Compensation Committee believes that these performance measures encourage participants to focus appropriately on improving both our net earnings and balance sheet strength. These performance measures are also effective motivators because they can be readily tracked and are easily understandable by the participants.

The Compensation Committee may adjust the earnings results on which bonuses under the MIP are determined to reflect the effect of certain extraordinary events. The adjustments are intended to ensure that award payments represent the underlying growth of our core business and are not artificially inflated or deflated due to extraordinary events in the applicable fiscal year. In addition, the Compensation Committee will adjust the average daily net debt goals through the application of a pre-established objective formula to reflect higher or lower than anticipated sales volume in the applicable fiscal year.

At the end of each fiscal year, the Compensation Committee, in the case of the CEO and other named executive officers, has discretion to adjust an award payout downward. The Compensation Committee did not exercise this discretion in fiscal year 2010.

Fiscal Year 2010 MIP Targets and Payout

The Compensation Committee considered the following when establishing the potential awards for fiscal year 2010:

•

Bonus Targets. Mr. Craig’s minimum, target, and maximum bonus targets for fiscal year 2010 were 15%, 100%, and 200% of base salary, respectively. The other named executive officer’s minimum, target, and maximum bonus targets for fiscal year 2010 are 9%, 60%, and 120% of base salary, respectively.

•

Company Performance Measures. For all participants in the MIP, including our CEO and named executive officers, the Compensation Committee established fiscal year 2010 performance measures based 70% on EPS and 30% on average net debt, which we define as total long- and short-term corporate debt and capital lease obligations minus total short-term investments. The performance measures for fiscal year 2010 were determined in connection with the approval of the fiscal year budget. The Compensation Committee believes it set the minimum, target, and maximum performance measures for fiscal year 2010 such that the performance measures are aggressive and, therefore, are reasonably difficult to attain.

Measurement	Minimum	Target	Maximum
EPS	$0.70	$0.80	$1.06
Average Daily Net Debt	$297.3 million	$287.3 million	$272.3 million

The bonuses paid to our CEO and other named executive officers for fiscal year 2010 were 200% and 120% of bonus target, respectively, because of above-target EPS achievement and above-target average daily net debt goal. Consistent with past practice and based on criteria established at the beginning of the performance period in accordance with the terms of the MIP as described above, the Compensation Committee adjusted the earnings results on which fiscal year 2010 bonuses were determined to eliminate the effect of items incurred in connection with the restructuring of our operations in the Americas and Europe, the bargain purchase gain in Europe, expenses related to acquisition activities, and a secondary offering. Also in accordance with the MIP, we adjusted the average daily net debt goal to reflect lower than anticipated sales volume in fiscal year 2010. We set forth the amounts paid for fiscal year 2010 performance under the MIP in the Summary Compensation Table.

Fiscal Year 2011 MIP Targets

The Compensation Committee considered the following when establishing the potential awards for fiscal year 2011:

•

Bonus Targets. Mr. Craig’s minimum, target, and maximum bonus targets for fiscal year 2011 will be 15%, 100%, and 200% of base salary, respectively. The other named executive officer’s minimum, target, and maximum bonus targets for fiscal year 2011 will be 9%, 60%, and 120% of base salary, respectively.

•

Company Performance Measures. For all participants in the MIP, including our CEO and named executive officers, the Compensation Committee established fiscal year 2011 performance measures based 85% on EPS and 15% on primary working capital percentage, which we define as trade accounts receivable, plus inventories, minus trade accounts payable with the net amount divided by an annualized trailing three month net sales. The Compensation Committee believes that measuring primary working capital percentage, rather than average daily net debt, better focuses our named executive officers on sustainable balance sheet performance. The performance measures for fiscal year 2011 were determined in connection with the approval of the fiscal year budget. The Compensation Committee believes it set the minimum, target, and maximum performance measures for fiscal year 2011 such that the performance measures are aggressive and, therefore, are reasonably difficult to attain.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards under our 2004 and 2006 Equity Incentive Plans to our non-employee director and employees, including the CEO and the other named executive officers. We have generally awarded equity in the form of restricted stock units and options to purchase shares of our common stock.

•

Restricted stock unit awards provide participants with shares of our common stock if the participant continues employment with us or one of our subsidiaries for the vesting period. Generally, restricted stock units that we award to employees vest ratably over a four-year period at 25% per year, and participants accrue dividend equivalent units from the date of award, if any. We award restricted stock units for two reasons. First, because we do not provide our named executive officers with the ability to participate in a defined benefit pension plan or similar program, the Compensation Committee has determined to make equity awards that are not solely dependent on the appreciation of our common stock. Second, because we provide the same types of awards to all participating employees on a worldwide basis, restricted stock units provide certain tax and other advantages to our non-U.S. employees as compared to awards of restricted stock. We amended our 2006 Equity Incentive Plan to provide for minimum vesting periods for full value equity awards such as restricted stock and restricted stock units, except with respect to our non-employee directors. Five percent of the number of shares issuable under the 2006 Equity Incentive Plan are not subject to this limitation.

•

Stock options align our participants’ interests with stockholders because options have value only if the stock price increases over time. Our stock options generally have 10-year terms and we grant all options with an exercise price no less than the fair market value of our common stock on the date of grant. The Compensation Committee grants stock options from time to time in order to encourage participants to focus on long-term growth. In addition, stock options generally vest ratably over a three- or four-year period. The vesting schedule also helps keep employees focused on long-term performance. To obtain value, a participant must remain employed with us or one of our subsidiaries until the options are vested and the stock price must have appreciated above the exercise price, which is no less than the market price of our common stock on the grant date.

As noted above, equity awards for our most senior executives, including our named executive officers, were generally limited to stock options and restricted stock units. As the domestic equity market deteriorated, the Compensation Committee sought other equity-based vehicles for the purposes of aligning the interests of management and shareholders while also assisting in executive retention. To this end, the Compensation Committee, with the assistance of its compensation consultant, determined to award “Market Share Units” as part of our equity compensation program.

Market Share Units are a grant of stock units that are earned based on EnerSys stock price performance over a three-year period. At the end of the three years, the number of shares earned and paid is based on the target number of Market Share Units granted times the ratio of the stock price at the end of the three-year period to the date of grant. The maximum number of shares that can be earned is 200% of target. Thus, if the stock price goes up, the result is an increase in the shares earned, up to the earnout cap, at an increased stock price. And, conversely, if the stock price declines, the result is a decrease in the shares earned at a decreased stock price. Unlike a stock option, if the market price for our common stock falls below stock price on the date of grant, the Market Share Unit continues to retain some value, which assists with executive retention.

On May 27, 2010, the Compensation Committee approved the 2010 Equity Incentive Plan, subject to the approval of stockholders at the 2010 Annual meeting. The 2010 Equity Incentive Plan is described in further detail starting on page 15.

Fiscal Year 2010 Equity Awards

On May 8, 2009, the Compensation Committee approved equity awards to the named executive officers. The Compensation Committee determined a total value for each executive’s awards based on a level that was approximately equivalent to the 75th percentile relative to the value of our competitors’ long-term incentive grants for the reasons stated above. The Compensation Committee also evaluated the aggregate amount of equity compensation to be granted to all employees by comparing the value of the awards, as a percentage of our capitalization and the number of shares granted as a percent of total shares of common stock outstanding, to that of our peers. For fiscal year 2010, the Compensation Committee established a budget of 1.9% of shares of common stock outstanding. The Compensation Committee awarded Mr. Craig an equity award with a grant date value of $2,574,845, Mr. Kubis an equity award with a grant date value of $1,144,080, Mr. Zuidema an equity award with a grant date value of $938,080, Mr. Shea an equity award with a grant date value of $720,966, and Mr. Philion an equity award with a grant date value of $798,216, and each rounded down to the nearest whole share. For each of Messrs. Craig and Shea, sixty percent of the value of such named executive officer’s award is in the form of stock options and forty percent is in the form of restricted stock units. Seventy-four percent of the value of Mr. Kubis’ award is in the form of stock options, sixty-eight percent of the value of Mr. Zuidema’s award is in the form of stock options, and sixty-two percent of the value of Mr. Philion’s award is in the form of stock options. Generally, the stock options vest ratably over three years and the restricted stock units vest ratably over four years. In addition to the above named executive officers, Mr. Schmidtlein received an equity award of $162,000. The fiscal year 2010 equity awards were as follows:

Name	Number of Stock Options	Number of Restricted Stock Units	Total Value(1)
John D. Craig	179,368	66,489	$2,574,845
Michael J. Schmidtlein	0	10,000	$162,000
Raymond R. Kubis	132,382	18,617	$1,144,080
John A. Shea	50,224	18,617	$720,966
Richard W. Zuidema	92,382	18,617	$938,080
Michael T. Philion	65,224	18,617	$798,216

(1)	The total value is the sum of the values of the restricted stock units and stock options determined as of May 18, 2009, the date of grant. The value of each restricted stock unit was $16.20, the closing price of our common stock on the date of grant, and the value of each stock option on that date was determined using the Black Scholes model, which assumptions and value may be different from the value that we used for financial accounting purposes.

Fiscal Year 2011 Equity Awards

On May 13, 2010, the Compensation Committee approved equity awards to the named executive officers. As in prior years, the Compensation Committee determined a total potential value for each executive’s award based on a level that was approximately equivalent to the 75th percentile relative to the value of our competitors’ long-term incentive grants. In evaluating the aggregate amount of equity compensation to be granted to all employees, the Compensation Committee compared the value of the awards, as a percentage of our capitalization, to the average value of the awards granted by our peer companies. The Compensation Committee awarded Mr. Craig an equity award with a grant date value of $2,700,000, and Messrs. Schmidtlein, Kubis, Shea, and Zuidema with an award with a grant date value of $600,000. Seventy-five percent of the value of each named executive officer’s award is in the form of Market Share Units and twenty-five percent is in the form of restricted stock units. Awards to all other employees are in the form of one hundred percent restricted stock units. The Market Share Units provide that each named executive officer can, at the end of the three-year performance cycle, receive shares of our common stock ranging between zero and two hundred percent of the number of Market Share Units granted based on the performance of our common stock over the three-year performance period. Stock price performance is calculated using the average of the closing share prices of our common stock during the ninety (90) day periods immediately preceding the date of grant and the third anniversary of the date of grant. The restricted stock units vest ratably over four years. The fiscal year 2011 equity awards to each of the named executive officers were as follows:

Name	Number of Market Share Units	Number of Restricted Stock Units	Total Value(1)
John D. Craig	58,781	26,295	$2,700,000
Michael J. Schmidtlein .	13,062	5,843	$600,000
Raymond R. Kubis	13,062	5,843	$600,000
John A. Shea	13,062	5,843	$600,000
Richard W. Zuidema	13,062	5,843	$600,000

(1)	The total value is the sum of the potential award values of the Market Share Units and the value of the restricted stock units determined as of May 17, 2010, the date of grant. The value of each restricted stock unit was $25.67, the closing price of our common stock on the date of grant. The value of each Market Share Unit on that date was $34.45, as determined using the binomial lattice model, which assumptions and value may be different from the value we used for financial accounting purposes.

Deferred Compensation Plan

On May 1, 2008, the Compensation Committee adopted the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of any cash bonus payable to such participants with respect to a fiscal year. Under the Deferred Compensation Plan, which is effective April 1, 2009, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon a change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts to a stock unit deferral account. All amounts allocated to the stock unit account are invested in restricted stock units awarded under one of our stockholder-approved equity compensation plans. If a participant elects to allocate the deferred amounts to the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon a change in control. All stock units are payable in shares of our common stock.

The Deferred Compensation Plan is a non-qualified deferred compensation plan. The rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Currently, none of our named executive officers participate in the Deferred Compensation Plan.

Employment Agreements

Prior to our initial public offering, we entered into employment agreements with each of our named executive officers, other than Mr. Schmidtlein, in order to ensure continued stability, continuity and productivity among members of our management team. Our employment agreements with the named executive officers are summarized under the heading “Employment Agreements” in this proxy statement. The severance and change-in-control provisions for the named executive officers contained in the employment agreements are summarized under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement.

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, disability insurance, life insurance, and a discount program for our products. We also make a 401(k) retirement plan available to all eligible non-unionized U.S. employees as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers. We provide these perquisites and personal benefits in order to compete and retain executive talent. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Currency Conversion for Mr. Kubis

In fiscal year 2008, we paid Mr. Kubis partly in U.S. dollars, partly in Euros for the time he worked in Brussels, and partly in Swiss francs for the time he worked in Zurich. For the purposes of this Proxy Statement, we have converted the amounts of compensation that Mr. Kubis received in fiscal year 2008 using the exchange rates as of March 31, 2008, of $1.5774 per Euro and $1.0058 per Swiss franc. We converted the amounts that were paid or payable to Mr. Kubis in U.S. dollars in fiscal year 2008 from Swiss francs using a fixed exchange rate of $0.8186 per Swiss franc pursuant to the terms of his employment agreement. During fiscal years 2009 and 2010, Mr. Kubis worked and lived in Zurich, Switzerland, and we paid him partly in U.S. dollars and partly in Swiss francs. For purposes of this Proxy Statement, we have converted the amounts of compensation that Mr. Kubis received in Swiss francs in fiscal year 2009 to U.S. dollars using the exchange rate as of March 31, 2009, of $0.8783 per Swiss franc and we have converted the amounts of compensation that Mr. Kubis received in Swiss francs in fiscal year 2010 to U.S. dollars using the exchange rate as of March 31, 2010, of $0.9398 per Swiss franc. We converted the amounts that were paid or payable to Mr. Kubis in U.S. dollars in fiscal years 2009 and 2010 from Swiss francs using a fixed exchange rate of $0.8186 per Swiss franc pursuant to the terms of his employment agreement.

Policy on Granting Equity Awards

We have a written Policy on Granting Equity Awards. The policy provides the authority for granting awards, the procedure for granting awards, and how we determine the date of grant and exercise price, in the case of options, of such awards. The Compensation Committee has the authority to make all equity awards. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the senior vice president level.

The exercise price of stock options is always no less than the closing price of our stock on the grant date. This procedure provides assurance that the grant dates are not being manipulated to result in a price that is favorable to us or our employees. Subject to applicable local law, the grant date for equity awards to all eligible participants, including executive officers, is on the first business day after the grant approval date that our stock trading window is open and that is not otherwise within our stock trading blackout policy.

Hedging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, or zero-cost collars or forward sales contracts. We expect each employee to bear the full risks and rewards of stock ownership.

Tax Deductibility of Executive Compensation

We generally seek to maximize deductibility for tax purposes of all elements of compensation. The Compensation Committee reviews compensation arrangements in light of applicable tax provisions, including Code Sections 162(m) and 280G and may revise compensation plans and arrangements from time to time to maximize deductibility. The Compensation Committee may, however, approve compensation or compensation arrangements that do not qualify for maximum deductibility when the Compensation Committee deems it to be in our best interest. In fiscal years 2008, 2009, and 2010, no named executive officer received compensation that was not fully deductible.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors effective May 1, 2008. We intend the guidelines to align the interests of executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to five times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We expect our vice presidents to attain and maintain an investment level equal to one times their annual base salary. We describe the stock ownership guidelines for our non-employee directors under “Director Compensation.” We expect that each individual attain such investment levels by May 1, 2013, or five years from the date a specified ownership level commences, if later. Shares beneficially owned by the individual and restricted stock units awarded for fiscal year 2009, 2010 and 2011, whether vested or unvested, will be included in calculating ownership levels. We will measure the ownership levels on an annual basis. As of May 1, 2010 all executives subject to the stock ownership guidelines were on target to achieve their respective investment level set forth in the guidelines.

Review of Compensation Policies and Practices

During fiscal 2010, the Company and the Compensation Committee, with the assistance of the compensation consultant, conducted a review of our compensation policies and practices, and concluded that they do not motivate imprudent risk taking. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with our business model. For this purpose, the Company and the Compensation Committee considered our growth and return performance, volatility and leverage; and compared them to the performance metrics, leverage, and time horizon of our compensation policies and practices. Based on this assessment, the Company concluded that it has a balanced pay and performance program and does not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plans, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 22 to 32 of this report. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, for filing with the Securities and Exchange Commission.

Compensation Committee

John F. Lehman, Chairperson

Robert Magnus

Joseph Muscari

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2008, 2009, and 2010, by our Chief Executive Officer, our former Chief Financial Officer, and our three other most highly compensated executive officers, and fiscal year 2010 for our current Chief Financial Officer. We collectively refer to these individuals as the “named executive officers.” We made no discretionary bonus payments to any of our named executive officers in fiscal years 2008, 2009, or 2010, and we did not maintain any defined benefit pension arrangements, or maintain deferred compensation plans for our named executive officers effective during fiscal years 2008, 2009 or 2010; accordingly we have omitted the “Bonus” and “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns from the table.

Name and Principal Position	Year	Salary			Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation			Total
John D. Craig Chairman, President, Chief Executive Officer and Director	2010 2009 2008	$ $ $	850,000 850,000 815,000		$ $ $	1,077,122 1,249,987 754,163	$ $ $	1,497,723 1,450,647 667,584	$ $ $	1,700,000 1,700,000 1,385,500	$ $ $	77,482 89,224 75,541	(3)	$ $ $	5,202,327 5,339,858 3,697,788

Michael J. Schmidtlein Senior Vice President- Finance and Chief Financial Officer	2010		$209,712			$162,000		$0		$196,198		$22,275	(4)		$590,185

Raymond R. Kubis President-Europe	2010 2009 2008	$ $ $	513,352 487,553 519,303	(5)	$ $ $	301,595 349,993 161,038	$ $ $	842,484 406,178 142,544	$ $ $	637,184 595,487 561,139	$ $ $	233,676 224,214 306,944	(6)	$ $ $	2,528,291 2,063,425 1,690,968

John A. Shea Executive Vice President-Americas	2010 2009 2008	$ $ $	385,000 385,000 367,000		$ $ $	301,595 349,993 161,038	$ $ $	419,370 406,178 142,544	$ $ $	$462,000 462,000 374,340	$ $ $	29,145 29,518 27,919	(7)	$ $ $	1,597,110 1,632,689 1,072,841

Richard W. Zuidema Executive Vice President- Administration and Secretary	2010 2009 2008	$ $ $	400,000 400,000 378,000		$ $ $	301,595 349,993 161,038	$ $ $	636,484 406,178 142,544	$ $ $	480,000 480,000 282,596	$ $ $	29,989 33,979 26,080	(8)	$ $ $	1,848,068 1,670,150 990,258

Michael T. Philion Former Executive Vice President- Finance and Chief Financial Officer	2010 2009 2008	$ $ $	325,834 400,000 377,000		$ $ $	301,595 349,993 161,038	$ $ $	496,620 406,178 142,544	$ $ $	311,000 480,000 384,540	$ $ $	26,134 35,392 34,256	(9)	$ $ $	1,461,183 1,671,563 1,099,378

(1)	We calculated these amounts using the provisions of ASC Topic 718 (formerly SFAS No. 123R). Amounts represent the aggregate grant date fair value of the applicable awards. See “Note 16 Share-Based Payments—Stock Option, Restricted Stock and Other Stock Awards” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2008, 2009, and 2010, for the assumptions made in calculating these amounts.
(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”
(3)	Consists of our 401(k) plan contributions in the amount of $12,084; life and disability insurance premiums in the amount of $38,237; personal use of company-provided automobile in the amount of $20,839; spousal travel expenses and club membership dues.
(4)	Consists of our 401(k) plan contributions in the amount of $10,267 and personal use of company-provided automobile in the amount of $12,009.
(5)	565,000 Swiss francs, 419,500 of which is payable in Swiss francs and has been converted to U.S. dollars at $0.9398 per Swiss franc, and 145,500 of which is payable in U.S. dollars at a fixed exchange ratio of $0.8186 per Swiss franc.
(6)	Consists of our 401(k) plan contributions in the amount of $12,250; tax preparation and planning fees in the amount of $34,274; premiums for personal injury insurance; personal use of the company-provided automobile in the amount of $19,494; family travel expenses in the amount of $13,409; housing allowance of $66,310; and cost of living adjustment in the amount of $84,951. All amounts have been converted from Swiss francs to U.S. dollars at $0.9398 per Swiss franc.

(7)	Consists of our 401(k) plan contributions in the amount of $12,180; personal use of company-provided automobile in the amount of $14,222; and spousal travel expenses.
(8)	Consists of our 401(k) plan contributions in the amount of $12,098; personal use of company-provided automobile in the amount of $15,859; and spousal travel expenses.
(9)	Consists of our 401(k) plan contributions; personal use of company-provided automobile in the amount of $14,104; and club membership dues.

Employment Agreements

Employment Agreement with Mr. Craig

We entered into an employment agreement with Mr. Craig on November 9, 2000. Mr. Craig’s employment agreement is for a three-year term that is automatically extended on a daily basis to continue for three years from the date of such extension. Mr. Craig’s employment agreement provides that we will nominate and use our best efforts to cause our stockholders to elect him as a director and as Chairman of the Board.

Mr. Craig’s employment agreement also provides that he may not compete with our business or solicit any of our customers or employees for three years following termination of his employment. Under his employment agreement and contingent upon meeting goals that the Compensation Committee will establish, Mr. Craig is entitled to an annual target bonus of up to 100% of his base salary. See “Potential Payments upon Termination or Change in Control” for information about our obligations under Mr. Craig’s employment agreement to provide certain payments to him upon his termination of employment.

Agreements with Mr. Kubis

On January 8, 2002, we entered into a directorship agreement and a managing directorship agreement with Mr. Kubis with respect to his services as President-Europe. These directorship agreements were for two-year terms that we could extend at our option. We terminated these agreements effective June 30, 2007, in connection with the relocation of our European headquarters to Zurich, Switzerland from Brussels, Belgium. As a result of this change, Mr. Kubis relocated to Zurich from Brussels and is now employed by our Swiss subsidiary, EH Europe GmbH, pursuant to a new employment agreement dated as of July 1, 2007. The new employment agreement is not for a specific term and provides that either party can terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provides that Mr. Kubis may not compete with our business or solicit any of our employees for at least two years following termination of his employment.

Under his new employment agreement and contingent upon meeting goals established by the Compensation Committee, Mr. Kubis is entitled to an annual target bonus of up to 60% of his base salary. The employment agreement provides that Mr. Kubis is entitled to:

•	the use of a company car or a car allowance;

•	receive reimbursement for certain expenses that Mr. Kubis incurs as a result of being located outside of the United States, including reimbursement of school tuition for his children;

•	air travel to and from the United States for Mr. Kubis and his spouse and children;

•	tax preparation and consulting services;

•	premium for personal injury insurance;

•	a housing allowance;

•	certain cost of living adjustments; and

•	income tax indemnification for any taxes paid by Mr. Kubis in excess of 30% of his total compensation.

See “Potential Payments upon Termination or Change in Control” for information about our obligations under Mr. Kubis’ employment agreement to provide certain payments to him upon his termination of employment.

Employment Agreements with Messrs. Shea and Zuidema

We entered into employment agreements with each of Messrs. Shea and Zuidema on November 9, 2000. Each of the agreements is substantially the same. Each employment agreement is for a two-year term that automatically extends on a daily basis to continue for two years from the date of such extension. These employment agreements provide generally that the executives may not compete with our business or solicit any of our customers or employees for two years following termination of employment. Under their respective employment agreements and contingent upon meeting goals established by the Compensation Committee, each of Messrs. Shea and Zuidema are entitled to an annual target bonus of up to 60% of their respective base salaries. See “Potential Payments upon Termination or Change in Control” for information about our obligations under our employment agreements with each of Messrs. Shea and Zuidema to provide certain payments to them upon their respective terminations of employment.

Consulting and Separation Agreement with Mr. Philion

On November 23, 2009, we entered into a Consulting and Separation Agreement with Michael T. Philion, our former Chief Financial Officer, in connection with Mr. Philion’s resignation and retirement. The Consulting and Separation Agreement provided, among other things, that:

•	Mr. Philion resigned as our Chief Financial Officer effective November 23, 2009;

•	Mr. Philion’s employment agreement, dated November 9, 2000, was terminated; and

•	Mr. Philion will provide consulting services for six months from November 23, 2009.

Under the Consulting and Separation Agreement, Mr. Philion received or will receive:

•	six monthly installment payments of $16,666.67 for consulting services;

•

18 monthly installment payments of $16,666.67 for the execution of a release of claims and agreeing to be bound by certain non-disclosure, non-competition, non-solicitation, non-disparagement, and cooperation covenants;

•

a pro-rata payment from our annual incentive plan equal to approximately 65% of the payment Mr. Philion would have received had he remained employed with us through the end of the 2010 fiscal year; and

•

reimbursement of COBRA premiums for Mr. Philion and his dependents until the earlier of 18 months following November 23, 2009, or the date he becomes eligible to participate in a comparable plan of a subsequent employer.

Under the Consulting and Separation Agreement, we also agreed to waive the otherwise applicable lapse provisions of Mr. Philion’s outstanding and vested stock options and permit their exercise until a date which is the earlier of the expiration of the term of such stock options or 180 days following November 23, 2009. In connection with such waiver, Mr. Philion agreed not to exercise such stock options until at least 120 days after November 23, 2009.

Under the Consulting and Separation Agreement, Mr. Philion forfeited approximately $865,000 in value of certain existing unvested restricted stock awards and approximately $560,000 in value of certain existing unvested stock option awards, based on a $24.01 stock price.

Pursuant to the terms of the Consulting and Separation Agreement, Mr. Philion is prohibited from competing with us or soliciting any of our clients and customers for two years following November 23, 2009. In addition, Mr. Philion has agreed not to disclose any of our confidential information or disparage us in any way. Mr. Philion has also agreed to cooperate with us in connection with any audits, reviews, investigations, or proceedings related to his employment with us.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2010

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)			All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(3)
			Threshold	Target	Maximum
John D. Craig			$127,500	$850,000	$1,700,000
	5/18/09	5/01/09					179,368	$16.20	$1,497,723
	5/18/09	5/01/09				66,489			$1,077,122

Michael J. Schmidtlein			$14,715	$98,099	$196,198
	5/18/09	5/01/09				10,000			$162,000

Raymond R. Kubis			$46,202	$308,011	$616,023
	5/18/09	5/01/09					82,158	$16.24	$423,114
	5/18/09	5/01/09					50,224	$16.20	$419,370
	5/18/09	5/01/09				18,617			$301,595

John A. Shea			$34,650	$231,000	$462,000
	5/18/09	5/01/09					50,224	$16.20	$419,370
	5/18/09	5/01/09				18,617			$301,595

Richard W. Zuidema			$36,000	$240,000	$480,000
	5/18/09	5/01/09					42,158	$16.24	$217,114
	5/18/09	5/01/09					50,224	$16.20	$419,370
	5/18/09	5/01/09				18,617			$301,595

Michael T. Philion			$36,000	$240,000	$480,000
	5/18/09	5/01/09					15,000	$16.24	$77,250
	5/18/09	5/01/09					50,224	$16.20	$419,370
	5/18/09	5/01/09				18,617			$301,595

(1)	We made all equity awards to the named executive officers in fiscal year 2010 in accordance with our Policy on Granting Equity Awards, which we describe on page 31.
(2)	The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See “Compensation Discussion and Analysis” for a discussion of the amounts actually earned for fiscal years 2008, 2009, and 2010.
(3)	We calculated these amounts using the provisions of ASC Topic 718 (formerly SFAS No. 123R). Amounts represent the aggregate grant date fair value of the applicable awards. See “Note 16 Share-Based Payments—Stock Option, Restricted Stock and Other Stock Awards” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2010, for the assumptions made in calculating these amounts.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2010

The following table sets forth the outstanding equity awards held by named executive officers at the end of the 2010 fiscal year. The year-end values set forth in the table are based on $24.66, the closing price for our common stock on March 31, 2010, the last trading day of the fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John D. Craig	64,609				$29.36	11/09/10	20,662	(2)	$509,525
	164,827				$21.91	03/22/12	31,053	(3)	$765,767
	428,682				$10.82	03/22/12	66,489	(4)	$1,639,619
	41,724	41,724	(2)		$18.25	05/29/17
	41,542	83,084	(5)		$30.19	05/21/18
		179,368	(6)		$16.20	05/18/19

Michael J. Schmidtlein	5,465				$10.82	04/24/13	1,000	(7)	$24,660
	3,845	3,846	(2)		$18.25	05/29/17	1,905	(2)	$46,977
							4,969	(3)	$122,536
							10,000	(4)	$246,600

Raymond R. Kubis	62,158				$16.24	11/18/12	4,412	(2)	$108,800
	65,957				$21.91	03/22/12	8,695	(3)	$214,419
	8,909	8,909	(2)		$18.25	05/29/17	18,617	(4)	$459,095
	11,631	23,264	(5)		$30.19	05/21/18
		50,224	(6)		$16.20	05/18/19

John A. Shea	25,821				$29.36	11/09/10	4,412	(2)	$108,800
		8,909	(2)		$18.25	05/29/17	8,695	(3)	$214,419
	11,631	23,264	(5)		$30.19	05/21/18	18,617	(4)	$459,095
		50,224	(6)		$16.20	05/18/19

Richard W. Zuidema	25,821				$29.36	11/09/10	4,412	(2)	$108,800
	110,000				$10.82	03/22/12	8,695	(3)	$214,419
	65,957				$21.91	03/22/12	18,617	(4)	$459,095
	42,158				$16.24	11/18/12
	8,909	8,909	(2)		$18.25	05/29/17
	11,631	23,264	(5)		$30.19	05/21/18
		50,224	(6)		$16.20	05/18/19

(1)	Based on the closing stock price of our common stock of $24.66 on March 31, 2010.
(2)	One-quarter vested on May 29, 2008, one-quarter vested on May 29, 2009, one-quarter vests on May 29, 2010, and one-quarter vests on May 29, 2011.
(3)	One-quarter vested on May 21, 2009, one-quarter vests on May 21, 2010, one-quarter vests on May 21, 2011, and one-quarter vests on May 21, 2012.
(4)	One-quarter vests on May 18, 2010, one-quarter vests on May 18, 2011, one-quarter vests on May 18, 2012, and one-quarter vests on May 18, 2013.
(5)	One-third vested on May 21, 2009, one-third vests on May 21, 2010, and one-third vests on May 21, 2011.
(6)	One-third vested on May 18, 2010, one-third vests on of May 18, 2011, and one-third vests on May 18, 2012.
(7)	One-quarter vested on July 31, 2007, one-quarter vested on July 31, 2008, one-quarter vested on July 31, 2009, and one-quarter vests on July 31, 2010.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2010

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
John D. Craig	165,944	$2,173,747	32,466	$592,557

Michael J. Schmidtlein	0	$0	3,608	$62,282

Raymond R. Kubis	72,760	$627,363	10,506	$200,755

John A. Shea	8,909	$58,354	9,400	$176,567

Richard W. Zuidema	165,845	$1,730,965	9,400	$176,567

Michael T. Philion	140,326	$1,558,717	5,104	$82,613

(1)	Values stated are taxable income of each exercise, calculated by subtracting the exercise cost from the fair market value at exercise.
(2)	Values are calculated based on the closing price of the Company’s common stock, on the last trading day prior to the date the shares vested. For shares that vested on May 29, 2009, the closing price was $16.22. For shares that vested on January 1, 2010, the closing price was $21.87.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above, each of Messrs. Craig, Kubis, Shea and Zuidema have entered into employment agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon a termination of employment. Mr. Philion terminated his employment on November 23, 2009. We describe the payments that Mr. Philion received in connection with his termination and in the “Consulting and Separation Agreement with Mr. Philion,” more fully described on page 35. Mr. Schmidtlein is not a party to any employment agreement with us.

We may terminate the employment of each of Messrs. Craig, Kubis, Shea, or Zuidema for cause if any has been involved in the following: (i) the commission of a felony or crime involving moral turpitude; (ii) a knowing and intentional fraud; (iii) an act or omission that is materially injurious to us; or (iv) the willful and continued failure or refusal to substantially perform the executive’s duties as our employee. In addition, Messrs. Craig, Kubis, Shea and Zuidema may resign from employment at any time for any or no reason. If we were to terminate the employment of any of these executives for cause, or if any of these executives were to resign without good reason (as defined below), the executive would only be entitled to payment of his current base salary through the date of termination.

If we were to terminate the employment of Messrs. Craig, Kubis, Shea or Zuidema without cause, or if any of them were to resign for good reason (as defined below), we would be obligated to pay the following:

•	continuation of current base salary for three years for Mr. Craig and two years for Messrs. Kubis, Shea and Zuidema. Such payment periods are referred to as the “severance period”;

•

for the fiscal year in which the termination occurs and for each whole fiscal year following the termination year included in the severance period, an amount equal to the average of the bonuses paid to the executive for the two fiscal years preceding the termination year or for any partial fiscal year immediately preceding the end of the severance period, a pro rata portion of such amount; and

•

participation in all employee welfare benefit plans or programs during the severance period, provided however, that such participation will cease when the executive becomes eligible to participate in comparable programs of a subsequent employer.

In addition, upon Mr. Craig’s termination of employment, for any reason other than a termination for cause, termination without good reason, or termination due to death, we will assign to Mr. Craig all right, title, and interest in and under certain individual disability and split dollar life insurance policies that we maintain on his behalf.

Mr. Kubis is also entitled to receive one-half of the cost of tax preparation services for the year of termination in the event his employment is terminated for any reason other than a voluntary resignation. In addition, if Mr. Kubis is involuntarily terminated without cause or resigns for good reason, we will reimburse him for reasonable costs of relocating him and his family to the U.S.

Notwithstanding the foregoing, either party may give the other party notice not to extend the employment term beyond: (a) three years from the date of such notice, in the case of Mr. Craig, or (b) two years from the date of such notice, in the case of Messrs. Zuidema or Shea. Additionally, if less than three years remain until Mr. Craig reaches age 65 or if less than two years remain until Messrs. Kubis, Shea or Zuidema reach age 65, the severance period will be the period from the date of termination until the date the executive reaches age 65.

“Good reason” means, with respect to Messrs. Craig, Shea and Zuidema, any of the following:

•	a decrease in base salary;

•	a material diminution of authority, responsibilities, or position of the executive;

•	a relocation to any office location that is more than 50 miles from Reading, Pennsylvania; or

•	our giving notice that we intend to discontinue the automatic extension of the employment agreement.

“Good reason” means, with respect to Mr. Kubis, any of the following:

•	any reason entitling Mr. Kubis to terminate the agreement under applicable Swiss law;

•	a decrease in base salary;

•	a material diminution of Mr. Kubis’ authority, responsibilities, or positions; or

•

relocation from Zurich, Switzerland, except that, upon 90 days prior to notice and our undertaking to pay reasonable relocation expenses, we can relocate Mr. Kubis to another location in Western Europe.

The employment agreement for each of the named executive officers provides that if any amounts payable, whether pursuant to their respective employment agreements or otherwise, are subject to excise tax under Code Section 4999, we will provide the executive with a tax gross-up payment such that, after payment of any excise tax on the underlying payment and all taxes on the gross-up payment, the executive would retain an amount before payment of income and employment taxes equal to the underlying payment. Except for acceleration of the vesting of unvested equity awards, no special benefit is payable to our named executive officers solely in the event of a change in control.

In the event we terminate the employment of Messrs. Craig, Shea or Zuidema due to death or disability, each is entitled to receive one year of base salary in the event of death and six months of base salary, in the event of disability. If Mr. Kubis is unable to perform his duties due to illness, accident, or any other cause through no fault of his own, we will continue to pay his base salary for up to six months, provided however, that such amount will be reduced by any payments by third parties, including under any accident or health or medical insurance policies.

Each named executive officer is entitled to full acceleration of vesting of outstanding equity awards in the event of:

•	involuntary termination of employment without cause;

•	voluntary termination of employment for good reason;

•	our change in control;

•	termination for disability; or

•	death.

The tables below reflect the incremental amount of compensation payable to each of the named executive officers under various scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2010. These amounts do not include benefits earned or vested as of March 31, 2010, or benefits provided under insurance or regular programs available to salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

		Change in Control	Termination for Disability		Death	Involuntary Termination Not For Cause OR Voluntary Termination For Good Reason(1)
						Absent Change in Control	Following a Change in Control
John D. Craig	Severance	$0	$424,047		$846,465	$8,620,603	$8,620,603
	Welfare benefits continuation (2)	$0	$0		$0	$145,655	$145,655
	Value of insurance policies (3)	$0	$358,325		$0	$358,325	$358,325
	Value of accelerated stock options (6)	$1,784,904	$1,784,904		$1,784,904	$1,784,904	$1,784,904
	Value of accelerated restricted stock (6)	$2,914,911	$2,914,911		$2,914,911	$2,914,911	$2,914,911
	Potential excise tax gross-up	$0	N/A		N/A	N/A	$0

	Total	$4,699,815	$5,482,187		$5,546,280	$13,824,398	$13,824,398

Michael J. Schmidtlein	Value of accelerated stock options (6)	$24,653	$24,653		$24,653	$24,653	$24,653
	Value of accelerated restricted stock (6)	$440,773	$440,773		$440,773	$440,773	$440,773

	Total	$465,426	$465,426		$465,426	$465,426	$465,426

Raymond R. Kubis	Severance	$0	$243,169	(4)	$0	$2,802,312	$2,802,312
	Welfare benefits continuation (2)	$0	$0		$0	$21,355	$21,355
	Tax preparation	$0	$7,049		$7,049	$7,049	$7,049
	Relocation expenses (5)	$0	$0		$0	$75,000	$75,000
	Value of accelerated stock options (6)	$482,002	$482,002		$482,002	$482,002	$482,002
	Value of accelerated restricted stock (6)	$782,314	$782,314		$782,314	$782,314	$782,314
	Potential excise tax gross-up	$0	N/A		N/A	N/A	$0

	Total	$1,264,316	$1,514,533		$1,271,364	$4,170,031	$4,170,031

John A. Shea	Severance	$0	$192,068		$383,399	$2,008,807	$2,008,807
	Welfare benefits continuation (2)	$0	$0		$0	$65,387	$65,387
	Value of accelerated stock options (6)	$482,002	$482,002		$482,002	$482,002	$482,002
	Value of accelerated restricted stock (6)	$782,314	$782,314		$782,314	$782,314	$782,314
	Potential excise tax gross-up	$0	N/A		N/A	N/A	$0

	Total	$1,264,316	$1,456,384		$1,647,715	$3,338,509	$3,338,509

Richard W. Zuidema	Severance	$0	$199,552		$398,337	$2,082,063	$2,082,063
	Welfare benefits continuation (2)	$0	$0		$0	$113,599	$113,599
	Value of accelerated stock options (6)	$482,002	$482,002		$482,002	$482,002	$482,002
	Value of accelerated restricted stock (6)	$782,314	$782,314		$782,314	$782,314	$782,314
	Potential excise tax gross-up	$0	N/A		N/A	N/A	$0

	Total	$1,264,316	$1,463,867		$1,662,652	$3,459,978	$3,459,978

(1)	For severance payment calculation, and time and form of such payment, see “Potential Payments Upon Termination or Change in Control.”
(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.
(3)	Cash surrender value as of March 31, 2010.
(4)	If Mr. Kubis is unable to perform his work due to illness, accident, or any other cause through no fault of his own, we will continue to pay his base salary for up to six months (reduced by amounts payable pursuant to our short-term disability plan).
(5)	If Mr. Kubis is involuntarily terminated without cause or resigns for good reason, we will reimburse him for reasonable costs of relocating him and his family to the U.S.
(6)	Value based on the closing price of our common stock on March 31, 2010 ($24.66).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2010, specifically for directors and officers, as individuals, was $0.1 million.

Indemnity and Expense Agreement

We have agreed with each of the Morgan Stanley Funds, in a stock subscription agreement dated March 22, 2002, that, to the fullest extent permitted by law, none of such stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

We have also agreed to pay, or reimburse, each Morgan Stanley Fund for all such stockholder’s reasonable out-of-pocket fees and expenses incurred in connection with and related to such stockholder’s ownership of shares of our common stock.

Relationship with Metalmark

The general partners of MSCI IV, L.P. are wholly owned subsidiaries of Morgan Stanley. An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to the Subadvisory Agreement. In addition, under the Subadvisory Agreement, MSCI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any of our shares owned directly by it on the same terms and conditions as MSCP IV, L.P. and MSCP IV 892, L.P.

As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be able to significantly influence our management and policies. In addition, Metalmark may be able to significantly influence matters requiring stockholder approval, including the election of our directors, the adoption of amendments to our certificate of incorporation and the approval of mergers and sales of all or substantially all our assets. Circumstances could arise under which the interests of Metalmark could be in conflict with the interests of our other stockholders. For more information, see “General Information—Metalmark and Our Institutional Stockholders” herein.

Securityholder Agreement

We entered into a securityholder agreement with MSCP Funds and our other equity holders dated as of November 9, 2000, providing for certain governance matters, restrictions on transfers of our equity interests by certain equity holders and certain registration rights. Prior to our initial public offering in 2004, we entered into an amended and restated securityholder agreement, which we refer to herein as the “Securityholder Agreement,” with Metalmark and the Institutional Stockholders as well as with certain members of our senior management. The Securityholder Agreement terminates by its terms on November 20, 2011.

The Compensation Committee, in consultation with our Chief Executive Officer, from time to time, designates members of our senior management to be subject to the Securityholder Agreement whether or not such person is then employed by us. Currently, Messrs. John D. Craig, Raymond R. Kubis, John A. Shea and Richard W. Zuidema, collectively, the “Management Securityholders”, are subject to the Securityholder Agreement. The Management Securityholders beneficially own an aggregate of 1,557,575 outstanding shares of our common stock, which includes vested options to purchase an aggregate of 1,157,627 shares of common stock.

All significant decisions involving our company or our subsidiaries require the approval of our Board of Directors, acting by a simple majority vote. The Securityholder Agreement provides that our Board of Directors will consist of seven members, which may be increased to not more than nine members at the discretion of our Board of Directors and our chief executive officer will be a nominee for election to our Board of Directors.

We have agreed that the MSCP Funds, the J.P. Morgan Funds and the GM Stockholders have the ability, subject to certain exceptions, to require us to register the shares of common stock held by parties to the Securityholder Agreement in connection with the resale of such shares, so long as the aggregate market value of the shares to be registered is at least $50 million, in the case of requests involving an underwritten public offering, or $15 million, in the case of any other public offering. In addition, each party to the Securityholder

Agreement will have the ability to exercise certain “piggyback” registration rights in connection with other registered offerings by us. We have agreed to pay all registration expenses in connection with the exercise of the registration rights included under the Securityholder Agreement. In addition, we have agreed to indemnify the parties to the Securityholder Agreement who exercise their registration rights against certain liabilities, including under the Securities Act.

Employment of Related Parties

Mr. Michael Shea, brother of Mr. John Shea, Executive Vice President, Americas, and Mr. Thomas Larkin, brother-in-law of Mr. John Shea, were both employed by one of our subsidiaries during fiscal year 2010. Mr. Michael Shea is employed as a General Manager and received total compensation (base salary, plus bonus and compensation resulting from vesting restricted stock and restricted stock units) of $180,451 in fiscal year 2010, in addition to customary employee benefits. On May 18, 2009, Mr. Michael Shea received 1,300 restricted stock units, valued at $21,060 on the date of grant, as previously reported in our Proxy Statement for fiscal year 2009, and on May 17, 2010, he received 1,600 restricted stock units, valued at $41,072 on the date of grant. Mr. Larkin is employed as a District Sales Manager and received total compensation (base salary, plus bonus and compensation resulting from vesting restricted stock units) of $133,307 in fiscal year 2010, in addition to customary employee benefits. These transactions were ratified by our Audit Committee pursuant to our Related Person Transactions Policy.

Registration and Secondary Offerings

During fiscal year 2010, we paid approximately $150,000 in professional and other fees in connection with a secondary offering, relating to the sale of 3,200,000 million shares of our common stock by the Institutional Stockholders. Pursuant to the Securityholders Agreement, we are contractually obligated to pay such fees within the limits set forth therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, we believe that all such statements were timely filed in fiscal year 2010 with the exception of a Form 4 for Mr. John Lehman, reporting the receipt of Restricted Stock Units pursuant to the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors. The delay was due to administrative oversight.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and executive officers as a group as of June 1, 2010, the Record Date.

Name	Number of Shares(1)	Percent(1)
Metalmark Capital LLC(2)(3) 1177 Avenue of Americas New York, NY 10036	2,814,696	5.7%
AXA Financial, Inc.(4) 1290 Avenue of the Americas New York, NY 10104	2,813,884	5.7%
Hwan-yoon F. Chung(5)	7,650	*
John D. Craig(6)	886,768	1.8%
Howard I. Hoffen(2)(7)	2,799,546	5.7%
Arthur T. Katsaros(8)	10,150	*
Raymond R. Kubis(9)	232,202	*
John F. Lehman(10)	11,289	*
Gen. Robert Magnus, USMC (Retired)(11)	27,871	*
Dennis S. Marlo(12)	2,301	*
Joseph C. Muscari(13)	0	*
Michael J. Schmidtlein(14)	92,125	*
John A. Shea(15)	23,442	*
Richard W. Zuidema(16)	346,480	*
All current directors and executive officers as a group (12 persons)(17)	4,457,778	8.9%

*	Does not exceed 1% of the class based on 49,073,161 shares of common stock outstanding as of June 1, 2010.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner within 60 days of the record date of June 1, 2010.
(2)	Metalmark, the Institutional Stockholders, certain members of our senior management and our company have entered into the Securityholder Agreement, which governs certain relationships among such parties. Metalmark and the Institutional Stockholders may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder. For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein. The shares reflected in the table above do not include the 69,909 shares held by MSCI IV L.P. Metalmark also beneficially owns 26,236 shares, 12,500 shares issuable upon exercise of stock options and 5,454 restricted stock units payable in the form of common stock on or after September 10, 2010. Information about Metalmark and MSCI IV L.P. is derived from the Amendment No. 4 to Schedule 13G/A filed with the SEC on February 11, 2010.
(3)	An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to the Subadvisory Agreement.
(4)	Includes AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AllianceBernstein L.P., AXA Equitable Life Insurance, and AXA. Information about AXA Financial, Inc. is derived from its Amendment No. 4 to Schedule 13G/A filed with the SEC on February 12, 2010.
(5)

Mr. Chung is a principal of Metalmark and exercises shared voting or investment power over              shares. The number and percentage of shares exclude 2,727 unvested restricted stock units, beneficially owned by Metalmark. Mr. Chung disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.
(6)	Mr. Craig holds shared voting or investment power over 273,197 shares. The number and percentage of shares beneficially owned by Mr. Craig include 613,571 vested stock options, but exclude 107,195 unvested restricted stock units, 58,781 unvested market share units, and 181,989 unvested stock options.
(7)	Mr. Hoffen is a Managing Director of Metalmark and exercises shared voting or investment power over 2,794,546 shares. The number and percentage of shares include 5,000 shares subject to vested stock options, but exclude 2,727 unvested restricted stock units, beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.
(8)	Mr. Katsaros holds sole voting and investment power over 2,871 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 2,500 vested stock options and 4,779 vested restricted stock units owned by Mr. Katsaros, deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Mr. Katsaros does not have voting or investment power, but exclude 2,727 unvested restricted stock units.
(9)	Mr. Kubis holds shared voting or investment power over 55,724 shares. The number and percentage of shares beneficially owned by Mr. Kubis include 176,478 vested stock options but exclude 27,809 unvested restricted stock units and 13,062 unvested market share units, and 49,574 unvested stock options.
(10)	Mr. Lehman holds sole voting and investment power over 2,301 shares. The number and percentage of shares beneficially owned by Mr. Lehman include 5,000 vested stock options and 3,988 vested restricted stock units owned by Mr. Lehman deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Mr. Lehman does not have voting or investment power, but exclude 5,854 vested restricted stock units owned by Mr. Lehman deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors and 3,097 unvested restricted stock units.
(11)	Gen. Magnus holds sole voting and investment power over 0 shares. The number and percentage of shares beneficially owned by Gen. Magnus include 2,301 vested restricted stock units owned by Mr. Magnus deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Mr. Magnus does not have voting or investment power, but exclude 2,727 unvested restricted stock units.
(12)	Mr. Marlo holds sole voting and investment power over 22,871 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 5,000 vested stock options but exclude 4,779 vested restricted stock units owned by Mr. Marlo deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Mr. Marlo does not have voting or investment power, and 2,727 unvested restricted stock units.
(13)	Mr. Muscari holds sole voting and investment power over 0 shares. The number and percentage of shares beneficially owned by Mr. Muscari exclude 2,301 vested restricted stock units owned by Mr. Muscari deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Mr. Muscari does not have voting or investment power, and 2,727 unvested restricted stock units.
(14)	Mr. Schmidtlein holds shared voting or investment power over 11,209 shares. The number and percentage of shares beneficially owned by Mr. Schmidtlein include 11,233 vested stock options and 1,000 shares of restricted stock but exclude 17,609 unvested restricted stock units, 13,062 unvested market share units, and 1,923 unvested stock options.
(15)	Mr. Shea holds shared voting or investment power over 21,848 shares. The number and percentage of shares beneficially owned by Mr. Shea include 70,277 vested stock options but exclude 27,809 unvested restricted stock units, 13,062 unvested market share units, and 49,572 unvested stock options.
(16)	Mr. Zuidema holds shared voting or investment power over 49,179 shares. The number and percentage of shares beneficially owned by Mr. Zuidema include 297,301 vested stock options but exclude 27,809 unvested restricted stock units, 13,062 unvested market share units, and 49,572 unvested stock options.
(17)	Such persons hold shared or sole voting or investment power over 3,241,396 shares. The number and percentage of shares beneficially owned by such persons include 1,198,860 vested stock options, 16,522 restricted stock units and 1,000 shares of restricted stock but exclude 240,624 restricted stock units, 111,029 unvested market share units, and 332,630 unvested stock options.

OTHER INFORMATION

Stockholder Proposals

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2011 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Richard W. Zuidema, Secretary, no later than February 16, 2011.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2011 Annual Meeting of Stockholders, this period will begin on March 24, 2011, and end on April 23, 2011.

Nominations for Election of Directors

In accordance with our bylaws, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the Bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2011 Annual Meeting of Stockholders, this period will begin on March 24, 2011, and end on April 23, 2011.

Reduce Duplicate Mailings

Only one Annual Report and Proxy Statement will be sent to those stockholders who share a single household and who have consented to receive a single copy of such documents. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Annual Report or Proxy Statement in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to “Investor Relations” at 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail at investorrelations@enersys.com. If you are receiving multiple copies of our Annual Report and Proxy Statement, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Annual Reports and Proxy Statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for 2010

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2010, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2010, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2010, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Richard W. Zuidema
Secretary

Appendix A

Full Text of the Proposed

EnerSys 2010 Equity Incentive Plan

ENERSYS

2010 EQUITY INCENTIVE PLAN

1. Purpose.

The EnerSys 2010 Equity Incentive Plan (the “Plan”) is intended to provide an incentive to employees and non-employee directors of EnerSys, a Delaware corporation (the “Company”), and its Subsidiaries to remain in the service of the Company and its Subsidiaries and to align their interest in the success of the Company with the long-term interests of the Company’s stockholders. The Plan seeks to promote the highest level of performance by providing an economic interest in the long-term performance of the Company.

2. Definitions.

For purposes of the Plan, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means an agreement between the Company and an Eligible Person providing for the grant of an Award hereunder.

“Award” means any Option, Stock Appreciation Right, Restricted Shares, Bonus Stock, Stock Unit, Performance Share, or other incentive payable in cash or in shares of Common Stock as may be designated by the Compensation Committee from time to time under the Plan.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

“Beneficiary” or “Beneficiaries” means the person(s) designated by a Participant or such Participant’s Permitted Transferee in writing to the Company to receive payments or other distributions or rights pursuant to the Plan upon the death of such Participant or such Participant’s Permitted Transferee. If no Beneficiary is so designated or if no Beneficiary is living at the time a payment, distribution, or right becomes payable or distributable pursuant to the Plan, such payment, distribution, or right shall be made to the estate of the Participant or a Permitted Transferee thereof. The Participant or Permitted Transferee, as the case may be, shall have the right to change the designated Beneficiaries from time to time by written instrument filed with the Compensation Committee in accordance with such rules as may be specified by the Compensation Committee.

“Board of Directors” means the Board of Directors of the Company.

“Bonus Shares” mean an Award of shares of Common Stock granted under Section 9 that are fully vested when granted.

“Cashless Exercise” means an exercise of Vested Options outstanding under the Plan through (a) the delivery of irrevocable instructions to a broker to make a sale of a number of Option Shares that results in proceeds thereon in an amount required to pay the aggregate exercise price for all the shares underlying such Vested Options being so exercised (and any required withholding tax) and to deliver such proceeds to the Company in satisfaction of such aggregate exercise price (and any required withholding tax) or (b) any other surrender to the Company of Option Shares or Vested Options outstanding under the Plan to satisfy the applicable aggregate exercise price (and any withholding tax) required to be paid upon such exercise.

“Cause” means, with respect to any Participant, (a) “cause” as defined in an employment agreement applicable to the Participant (so long as any act or omission constituting “cause” for such purpose was willful), or (b) in the case of a Participant who does not have an employment agreement that defines “cause”: (i) any act or omission that constitutes a material breach by the Participant of any of such Participant’s obligations under such Participant’s employment agreement (if any) with the Company or any of its Subsidiaries, the applicable Agreement or any other agreement with the Company or any of its Subsidiaries; (ii) the willful and continued failure or refusal of the Participant substantially to perform the duties required of such Participant as an employee of the Company or any of its Subsidiaries, or performance significantly below the level required or expected of the Participant, as determined by the Compensation Committee; (iii) any willful violation by the Participant of any federal or state law or regulation applicable to the business of the Company or any of its Subsidiaries or Affiliates, or the Participant’s commission of any felony or other crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud; or (iv) any other misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Subsidiaries or Affiliates.

“Change in Control” means the occurrence of any one of the following:

(a) any Person, including any “group,” as defined in Section 13(d)(3) of 1934 Act, (other than any stockholder at the 2004 Closing or Metalmark Capital LLC, a Delaware limited liability company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then Outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a Qualifying Business Combination described in paragraph (c) below or who becomes such a Beneficial Owner as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, as of the 2004 Closing, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least 66-2/3% of the directors then still in office who either were directors at the 2004 Closing or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a reorganization, merger or consolidation of the Company with, or sale or other disposition of at least 80% of the assets of the Company in one or a series of related transactions to, any other Person (a “Business Combination”), other than a Business Combination that would result in the voting securities of the Company Outstanding immediately prior to such Business Combination continuing to represent (either by remaining Outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof Outstanding immediately after such Business Combination (a “Qualifying Business Combination”); or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the Outstanding securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder.

“Common Stock” means shares of Common Stock, par value $0.01 per share, of the Company.

“Compensation Committee” means the Compensation Committee of the Board of Directors.

“Competing Business” means a business or enterprise (other than the Company and its direct or indirect Subsidiaries) that is engaged in any or all of the manufacture, importing, development, distribution, marketing, or sale of:

(a) motive power batteries and chargers (including, without limitation, batteries and chargers for industrial forklift trucks and other materials handling equipment);

(b) stationary batteries and chargers (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems); or

(c) any other product the Company now makes or is currently (or at a relevant time in the future) researching or developing, such as lithium batteries.

“Competing Business” also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.

“Date of Grant” means the date of grant of an Award as set forth in the applicable Agreement.

“Delay Period” shall have the meaning set forth in Section 24.

“Effective Date” shall have the meaning set forth in Section 25.

“Eligible Persons” means employees and non-employee directors of the Company and its Subsidiaries.

“Fair Market Value” means, with respect to a share of Common Stock on any relevant day, (a) if such Common Stock is traded on a national securities exchange, the closing price on such day, or if the Common Stock did not trade on such day, the closing price on the most recent preceding day on which there was a trade, (b) if such Common Stock is quoted on an automated quotation system, the closing price on such day, or if the Common Stock did not trade on such day, the mean between the closing bid and asked prices on such day, or (c) in all other cases, the “fair market value” as determined by the Compensation Committee in good faith and using such financial sources as it deems relevant and reliable (but in any event not less than fair market value within the meaning of Code Section 409A).

“Good Reason” means, with respect to any Participant, (a) “good reason” as defined in an employment agreement applicable to such Participant, or (b) in the case of a Participant who does not have an employment agreement that defines “good reason,” a failure by the Company to pay material compensation due and payable to the Participant in connection with such Participant’s employment.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Code Section 422 or any successor provision.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted pursuant to Section 8.

“Option Price” means, with respect to any Option, the exercise price per share of Common Stock to which it relates.

“Option Shares” means the shares of Common Stock acquired by a Participant upon exercise of an Option.

“Outstanding,” with respect to any share of Common Stock, means, as of any date of determination, all shares that have been issued on or prior to such date, other than shares repurchased or otherwise reacquired by the Company or any Affiliate thereof, on or prior to such date.

“Participant” means any Eligible Person who has been granted an Award.

“Performance Share” has the meaning set forth in Section 12.

“Permanent Disability,” with respect to any Participant who is an employee of the Company or any of its Subsidiaries, shall be defined in the same manner as such term or a similar term is defined in an employment agreement applicable to the Participant or, in the case of a Participant who does not have an employment agreement that defines such term or a similar term, means that the Participant is unable to perform substantially all such Participant’s duties as an employee of the Company or any of its Subsidiaries by reason of illness or incapacity for a period of more than six months, or six months in the aggregate during any 12-month period, established by medical evidence reasonably satisfactory to the Compensation Committee.

“Permitted Transferee” means, (a) with respect to outstanding shares of Common Stock held by any Participant, any Person with respect to which the Board of Directors shall have adopted a resolution stating that the Board of Directors has no objection if a transfer of shares is made to such Person, and (b) with respect to Awards, or any other share of Common Stock issued as or pursuant to any Award, held by any Participant, (i) any Person to whom such Awards or other shares are transferred by will or the laws of descent and distribution or (ii) the Company.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a trust, an estate or other entity or organization, including a government or any department or agency thereof.

“Qualifying Performance Criteria” has the meaning set forth in Section 14(a) of the Plan.

“Restricted Shares” mean shares of Common Stock awarded to a Participant subject to the terms and conditions of the Plan under Section 9, the rights of ownership of which are subject to restrictions prescribed by the Compensation Committee.

“Retirement,” with respect to any Participant who is an employee of the Company or any of its Subsidiaries, means resignation or termination of employment (other than termination for Cause) upon the first to occur of the Participant’s attaining (a) age 65 or (b) age 60 with 10 years of service with the Company or a Subsidiary (including years of service granted by the Company or a Subsidiary as a result of a merger, acquisition, or other transaction); further provided that the Compensation Committee may determine in its sole discretion that a resignation or termination of employment under other circumstances shall be considered “Retirement” for purposes of the Plan.

“Stock Appreciation Right” means a right that entitles the Participant to receive, in cash or Common Stock (as determined by the Compensation Committee in its sole discretion) value equal to or otherwise based on the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (b) the exercise price of the right, as established by the Compensation Committee on the Date of Grant.

“Stock Unit” means an Award granted under Section 11 denominated in units of Common Stock.

“Subsidiary” means any corporation in which more than 50% of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary.

“2004 Closing” means the closing of the Company’s initial Public Offering.

“Vested Options” means, as of any date of determination, Options that by their terms have vested and are exercisable on such date.

“Vested Restricted Shares” means, as of any date of determination, Restricted Shares that by their terms have vested as of such date.

A “Wrongful Solicitation” shall be deemed to occur when a Participant or former Participant directly or indirectly (except in the course of such Participant’s employment with the Company), for the purpose of conducting or engaging in a Competing Business, calls upon, solicits, advises or otherwise does, or attempts to do, business with any Person who is, or was, during the then most recent 12-month period, a customer of the Company or any of its Affiliates, or takes away or interferes or attempts to take away or interfere with any custom, trade, business, patronage or affairs of the Company or any of its Affiliates, or hires or attempts to hire any Person who is, or was during the most recent 12-month period, an employee, officer, representative or agent of the Company or any of its Affiliates, or solicits, induces, or attempts to solicit or induce any person who is an employee, officer, representative or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or violate the terms of their contract, or any employment agreement, with it.

3. Administration of the Plan.

(a) Members of the Compensation Committee. The Plan shall be administered, and Awards shall be granted hereunder, by the Compensation Committee.

(b) Authority of the Compensation Committee. Subject to Section 3(a), the Compensation Committee shall have full discretionary power and authority, subject to such resolutions not inconsistent with the provisions of the Plan or applicable law as may from time to time be adopted by the Board, to (a) interpret and administer the Plan and any instrument or agreement entered into under the Plan, (b) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (c) make any determination and take any other action that the Compensation Committee deems necessary or desirable for administration of the Plan. All questions of interpretation, administration, and application of the Plan shall be determined in good faith by a majority of the members of the Compensation Committee then in office, except that the Compensation Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Compensation Committee, and the determination of such majority shall be final and binding in all matters relating to the Plan.

4. Number of Shares Issuable in Connection with Awards.

(a) Limit. The maximum aggregate number of shares of Common Stock that may be issued in connection with Awards granted under the Plan is 2,200,000 shares, plus any shares that remain available for future grant in the EnerSys Amended and Restated 2006 Equity Incentive Plan and the EnerSys 2004 Equity Incentive Plan (collectively, the “Prior Plans”) as of the Effective Date. Upon the Effective Date, no further awards may be made from the Prior Plans. Notwithstanding the foregoing, shares subject to a tandem SAR shall be charged against the authorized shares only once for the overall number of shares subject thereto and not for both the number of shares subject to the tandem SAR portion of the Award and the number of shares subject to the Option portion of the Award. The provisions of the preceding sentence shall apply whether an exercised tandem SAR is settled in cash or stock, or partly in both. The maximum number of shares that may be granted as Stock Options or SARs under the Plan to any Participant who is an employee during any calendar year shall not exceed 300,000 shares.

(b) Replenishment Provisions. Shares subject to any Awards that expire without being exercised or that are forfeited (and shares subject to awards made prior to the Effective Date under a Prior Plan that expire or are forfeited) shall again be available for future grants of Awards, provided that shares subject to a tandem SAR shall be replenished only once for the overall number of shares subject thereto and not for both the number of shares subject to the tandem SAR portion of the Award and the number of shares subject to the Option portion of the Award. Shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price or tax withholding obligation of an Award shall not count against the limit set forth in paragraph

(a) above. The Company shall not be under any obligation, however, to make any such future Awards.

(c) Substitute Awards. Substitute Awards issued by the Company in connection with an acquisition or other corporate transaction shall not count against the limitation set forth in paragraph (a) above.

(d) Adjustments. The limits provided for in this Section 4 shall be subject to adjustment as provided in Section 16(a).

5. Eligible Persons.

Awards may be granted or offered only to Eligible Persons. The Compensation Committee shall have the authority to select the individual Participants to whom Awards may be granted from among such class of Eligible Persons and to determine the number and form of Awards to be granted to each Participant.

6. Agreement.

The terms and conditions of each grant or sale of Awards shall be embodied in an Agreement in a form approved by the Compensation Committee, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference. Each Agreement shall: (a) state the date as of which the Award was granted or sold, and (i) in the case of Options and Stock Appreciation Rights, set forth the number of Options and Stock Appreciation Rights being granted to the Participant and the applicable Option Price and/or exercise price (for Stock Appreciation Rights) and expiration date(s), and (ii) in the case of Restricted Shares and other Awards, set forth the number of Restricted Shares or other Awards being granted or offered to the Participant and, if applicable, the purchase price or other consideration for such Restricted Shares or other Awards; (b) set forth the vesting schedule (if any); (c) set forth any other terms and conditions established by the Compensation Committee; (d) be signed by the recipient of the Award and a person designated by the Compensation Committee; and (e) be delivered to the recipient of the Award.

7. Restrictions on Transfer.

(a) Restrictions on Transfer. No Restricted Share, Bonus Stock, Performance Share, or Option Share or other share of Common Stock issued as or pursuant to any Award may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party (other than a Permitted Transferee); provided, however, that any such restriction on transfer shall terminate as to any such share when such share is no longer subject to any term, condition or other restriction under the Plan (other than Section 7(b)). No Option, Stock Appreciation Right, Stock Unit, or other Award not in the form of a share of Common Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party other than a Permitted Transferee. Each Permitted Transferee (other than the Company) by will or the laws of descent and distribution or otherwise, of any Award (or share issued in respect thereof) shall, as a condition to the transfer thereof to such Permitted Transferee, execute an agreement pursuant to which it shall become a party to the Agreement applicable to the transferor.

(b) No Participant will, directly or indirectly, offer, sell, assign, transfer, grant or sell a participation in, create any encumbrance on or otherwise dispose of any Award or any Shares with respect thereto (or solicit any offers to buy or otherwise acquire, or take a pledge of, any Award or any Shares with respect thereto), in any manner that would conflict with or violate the 1933 Act.

8. Options.

(a) Terms of Options Generally. The Compensation Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options. Options may be granted to any Eligible Person. Each Option shall entitle the Participant to whom such Option was granted to purchase, upon payment of the relevant Option Price, one share of Common Stock. Options granted under the Plan shall comply with the following terms and conditions:

(i) Option Price.

A. The Option Price for shares purchased under an Option shall be as determined by the Compensation Committee, but shall not be less than the Fair Market Value of the Common Stock as of the Date of Grant, except in the case of substitute awards issued by the Company in connection with an acquisition or other corporate transaction.

B. The Option Price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option Price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 17(c) of this Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Compensation Committee for that purchase, which forms may (but are not required to) include:

(1) cash;

(2) check or wire transfer;

(3) tendering (either actually or by attestation) shares of Common Stock already owned by the Participant, provided that the shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation;

(4) to the extent permitted by applicable law, Cashless Exercise; or

(5) such other consideration as the Compensation Committee may permit in its sole discretion; provided, however, that any Participant may, at any time, exercise any Vested Option (or portion thereof) owned by such Participant pursuant to a Cashless Exercise without any prior approval or consent of the Compensation Committee.

(ii) Vesting of Options. Each Option shall vest and become exercisable on such terms and conditions as shall be prescribed by the Compensation Committee.

(iii) Duration of Options. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Compensation Committee but in no event shall be greater than ten years from the Date of Grant.

(iv) Exercise Following Termination of Employment. Upon termination of a Participant’s employment with the Company and its Subsidiaries, unless otherwise determined by the Compensation Committee in its sole discretion, the following terms and conditions shall apply:

A. if the Participant’s employment is terminated by the Company other than for Cause, or as a result of the Participant’s resignation for Good Reason, or as a result of death, Permanent Disability or Retirement, the Participant (or, in the case of the Participant’s death, such Participant’s Beneficiary) may exercise any Options, to the extent vested as of the date of such termination, at any time until the earlier of (I) 60 days (three years, in the case of Retirement) following the date of such termination of employment, and (II) the expiration of the Option under the provisions of clause (iii) above; and

B. if the Participant’s employment is terminated by the Company for Cause, or as a result of the Participant’s resignation other than for Good Reason or Retirement, all of the Participant’s Options (whether or not vested) shall expire and be canceled without any payment therefor as of the date of such termination.

Any Options not exercised within the applicable time period specified above shall expire at the end of such period and be canceled without any payment therefor.

(v) Certain Restrictions. Options granted hereunder shall be exercisable during the Participant’s lifetime only by the Participant.

(vi) Stockholder Rights; Option and Share Adjustments. A Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate or certificates evidencing such shares shall have been issued to such Participant. Except as otherwise provided by the Board of Directors, no adjustment (including an adjustment of an Option’s exercise price) shall be made with respect to (A) outstanding Options for dividends or other distributions, whether made with respect to Common Stock or otherwise, or (B) dividends, distributions or other rights in respect of any share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

(vii) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by the Participant as a result of a stock dividend or other distribution in respect of Option Shares shall be subject to the same restrictions as such Option Shares.

(viii) Incentive Stock Options. Incentive Stock Options granted under this Plan shall be subject to the following additional conditions, limitations, and restrictions:

A. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary or parent corporation of the Company, within the meaning of Code Section 424.

B. No Incentive Stock Option may be granted under this Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company’s stockholders.

C. The aggregate Fair Market Value (as of the Date of Grant) of the Common Stock with respect to which the Incentive Stock Options awarded to any Participant first become exercisable during any calendar year may not exceed $100,000. For purposes of the $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 limit, the Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option for all purposes. No Incentive Stock Option may be granted to any individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

D. If the Compensation Committee exercises its discretion to permit an Incentive Stock Option to be exercised by a Participant more than three months after the termination of a Participant’s employment for any reason (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Code Section 22(e)), the Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option for all purposes. For purposes of this subclause D, a Participant’s employment relationship will be treated as continuing uninterrupted during any period that the Participant is on military leave, sick leave or another Approved Leave of Absence if the period of leave does not exceed 90 consecutive days, or a longer period to the extent that the Participant’s right to reemployment with the Company or a Subsidiary is guaranteed by statute or by contract. If the period of leave exceeds 90 consecutive days and the Participant’s right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(ix) Additional Terms and Conditions. Each Option granted hereunder, and any shares of Common Stock issued in connection with such Option, shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Agreement.

(b) Unvested Options. Upon termination of a Participant’s employment or service with the Company and its Subsidiaries, all Options granted to such Participant that have not theretofore vested (and which do not vest by reason of such termination of employment or service) shall terminate and be canceled without any payment therefor.

9. Restricted Shares and Bonus Shares.

(a) Terms of Restricted Shares and Bonus Shares Generally. Restricted Shares and Bonus Shares awarded by the Compensation Committee shall not require payment of any consideration by Participants, except as otherwise determined by the Compensation Committee in its sole discretion.

(b) Restricted Shares and Bonus Shares shall comply with the following terms and conditions:

(i) Vesting. Any Awards of Restricted Shares shall vest in accordance with a vesting schedule to be specified by the Compensation Committee. Except (A) with respect to grants to the Company’s non-employee directors, or (B) as vesting may be accelerated pursuant to the terms of the Plan, such restrictions shall not fully terminate prior to three years after the Date of Grant. Bonus Shares shall be fully vested when granted.

(ii) Stockholder Rights. Unless otherwise determined by the Compensation Committee in its sole discretion, a Participant shall have all rights of a stockholder as to the Restricted Shares and Bonus Shares awarded to such Participant, including the right to receive dividends and the right to vote in accordance with the Company’s Certificate of Incorporation, subject to the restrictions set forth in the Plan and the applicable Agreement.

(iii) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by a Participant as a result of a stock distribution to holders of Restricted Shares or as a stock dividend on Restricted Shares shall be subject to the same restrictions as such Restricted Shares or Bonus Shares and all references to Restricted Shares or Bonus Shares hereunder shall be deemed to include such shares of Common Stock or other securities.

(iv) Additional Terms and Conditions. Each Restricted Share and Bonus Share granted or offered for sale hereunder shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Agreement.

(c) Unvested Restricted Shares. Unless otherwise determined by the Compensation Committee in its sole discretion, upon termination of a Participant’s employment or service with the Company and its Subsidiaries, all Restricted Shares granted or sold to such Participant that have not theretofore vested (and that do not vest by reason of such termination of employment) shall terminate and be canceled without any payment therefor.

10. Stock Appreciation Rights.

Stock Appreciation Rights may be granted to Participants either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted hereunder. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights granted under the Plan shall be granted subject to the same terms and conditions applicable to Nonqualified Stock Options as set forth in Section 8(a); provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions as such Option. Subject to the provisions of Section 8, the Compensation Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock or cash as determined by the Compensation Committee in its sole discretion.

11. Stock Units.

The Compensation Committee may also grant Awards of Stock Units under the Plan. With respect to each grant of Stock Units, the Compensation Committee shall determine in its sole discretion the period or periods, including any conditions for determining such period or periods, during which any restrictions on full vesting shall apply, provided that in no event, other than in connection with a termination of employment, or with respect to grants to non-employee directors, shall such period or periods be less than three years (the “Unit Restriction Period”). The Compensation Committee may also make any Award of Stock Units subject to the satisfaction of other conditions, including the attainment of performance goals, or contingencies (“Unit Vesting Condition”), in order for a Participant to receive payment of such Stock Unit Award, which shall be established by the Compensation Committee at the Date of Grant thereof. The Compensation Committee may specify that the grant, vesting, or retention of any or all Stock Units shall be a measure based on one or more Qualifying Performance

Criteria selected by the Compensation Committee and specified at the Date of Grant thereof. If required by Code Section 162(m), the Compensation Committee shall certify the extent to which any Qualifying Performance Criteria have been satisfied, and the amount payable as a result thereof, prior to payment of any Stock Units that are intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Awards of Stock Units shall be payable in Common Stock or cash as determined by the Compensation Committee in its sole discretion. The Compensation Committee may permit a Participant to elect to defer receipt of payment of all or part of any Award of Stock Units pursuant to rules and regulations adopted by the Compensation Committee. Unless the Compensation Committee provides otherwise at the Date of Grant of an Award of Stock Units, the provisions of Section 9 of this Plan relating to the vesting of Restricted Shares shall apply during the Unit Restriction Period or prior to the satisfaction of any Unit Vesting Condition for such Award.

12. Performance Shares.

The Compensation Committee may grant Awards of Performance Shares and designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares, the length of the performance period and the other terms and conditions of each such Award. Each Award of Performance Shares shall entitle the Participant to a payment in the form of shares of Common Stock upon the attainment of performance goals (which may be Qualifying Performance Criteria) and other terms and conditions specified by the Compensation Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued under an Award of Performance Shares may be adjusted on the basis of such further considerations as the Compensation Committee shall determine, in its sole discretion. However, the Compensation Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any Participant subject to Code Section 162(m) to the extent such Section is applicable. The Compensation Committee, in its sole discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a Participant pursuant to an Award of Performance Shares.

13. Other Stock-Based Awards.

In addition to the Awards described in Sections 8 through 12, and subject to the terms of the Plan, the Compensation Committee may grant other Awards payable in shares of Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

14. Performance-Based Awards.

(a) Qualifying Performance Criteria. Awards of Options, Restricted Shares, Stock Units, Performance Shares, and other Awards made pursuant to the Plan may be made subject to the attainment of performance goals relating to one or more business criteria. For purposes of the Plan, such business criteria shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination: (a) cash flow; (b) earnings (including, without limitation, gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization, and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, (u) strategic plan development and implementation, (v) net debt, (w) working capital (including components thereof), and (x) during the “reliance period” (as defined in Treasury Regulation section 1.162-27(f)(2)), any other similar objective financial performance metric selected by the Compensation Committee in its sole discretion (collectively, the “Qualifying Performance Criteria”). To the extent required by or consistent with Code Section 162(m), the Compensation Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (z) asset write-downs or write-ups, (aa) litigation, claims, judgments or settlements, (bb) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (cc) accruals for reorganization and restructuring programs, (dd) any extraordinary, unusual or non-recurring items as described in Accounting Standards Codification (ASC) 225 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, and (ee) amounts paid in reimbursement to stockholders pursuant to agreements in place at the 2004 Closing.

(b) Any Qualifying Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee in the Award. To the extent required by Code Section 162(m), prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the Compensation Committee shall certify the extent to which any such Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). To the extent Code Section 162(m) is applicable, the Compensation Committee may not in any event increase the amount of compensation payable to a Participant subject to Code Section 162(m) upon the satisfaction of any Qualifying Performance Criteria.

(c) To the extent an Award is intended to qualify under Code Section 162(m), any language in the Award agreement, Compensation Committee resolutions, or other agreements and actions in connection with the Award, to the extent inconsistent with Section 162(m) shall be deemed interpreted and modified to the minimum extent necessary so that such Awards are compliant with Code Section 162(m).

15. Certain Forfeitures.

In the event a Participant or former Participant engages in a Competing Business or in Wrongful Solicitation while in the employ of the Company or a Subsidiary, or during the period of 13 months immediately following termination of such employment, the following rules shall apply:

(a) all Awards then held by the Participant (whether vested or not) shall be forthwith forfeited without payment or other compensation of any kind; provided, however, that the Company shall remit to the Participant the lesser of (i) the amount (if any) such Participant paid for forfeited Awards and (ii) in the case of Restricted Shares or Performance Shares, the Fair Market Value of such Restricted Shares as of the date of termination;

(b) notwithstanding subclause (a), in the event Vested Restricted Shares or vested Performance Shares were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a Competing Business or in Wrongful Solicitation through the 13-month anniversary of the Participant’s termination of employment with the Company or a Subsidiary, then, upon written demand by the Company, the Participant or former Participant, as the case may be, shall forthwith remit to the Company the Fair Market Value of such Vested Restricted Shares or vested Performance Shares, as determined on the date of disposition, less the amount (if any) paid by the Participant for such shares; and

(c) in the event Option Shares, Shares obtained pursuant to the exercise of a Stock Appreciation Right or other Shares obtained pursuant to Awards under the Plan (and not described in subparagraph (b)) were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a Competing Business or in Wrongful Solicitation through the 13-month anniversary of the Participant’s termination of employment with the Company or a Subsidiary, then, upon written demand by the Company, the Participant or former Participant, as the case may be, shall forthwith remit to the Company the Fair Market Value of such Shares, as determined on the date of disposition, less the Option Price or other amount (if any) paid therefor.

16. Effect of Certain Corporate Changes and Changes in Control.

(a) Dilution and Other Adjustments. If the Outstanding shares of Common Stock or other securities of the Company, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, or reorganization, the Compensation Committee may, and if such event occurs after a Change of Control, the Compensation Committee shall, appropriately and equitably adjust the number and kind of shares of Common Stock or other securities that are subject to the Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of shares of Common Stock or other securities without changing the aggregate exercise or settlement price.

(b) Change in Control. Unless otherwise provided by the Committee either by the terms of the Award agreement applicable to any Award or by resolution adopted prior to the occurrence of a Change in Control, (i) in the event of a Change in Control where the holders of the Company’s Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, Awards not previously vested shall immediately become vested; or (ii) in the event a Participant terminates employment for Good Reason, or is terminated by the Company without Cause on or within two years after a Change in Control not described in subsection (i), Awards not previously vested shall immediately become vested. Unless otherwise provided by the Committee either by the terms of the Award agreement applicable to any Award or by resolution adopted prior to the occurrence of a Change in Control, (i) in the event of a Change in Control where the holders of the Company’s Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, any vested and outstanding Award shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment in cash in an amount based on the Fair Market Value of the shares of Common Stock subject to the Award, less any Option Price, which amount may be zero if applicable; or (ii) in the event of a Change in Control not described in subsection (i) above, any outstanding Award shall, upon the occurrence of such Change in Control, be assumed and continued or an equivalent award substituted by the Company’s successor or a parent or subsidiary of such successor.

17. Miscellaneous.

(a) No Rights to Grants or Continued Employment or Engagement. No Participant shall have any claim or right to receive grants of Awards under the Plan. Neither the Plan nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any Participant any right to be retained in the employ or as a director of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other Affiliate thereof to terminate the employment or other retention of such Participant at any time.

(b) Right of Company to Assign Rights and Delegate Duties. The Company shall have the right to assign any of its rights and delegate any of its duties hereunder to any of its Affiliates. The terms and conditions of any Award under the Plan shall be binding upon and shall inure to the benefit of the personal representatives, heirs, legatees, and permitted successors and assigns of the relevant Participant and the Company.

(c) Tax Withholding. The Company and its Subsidiaries may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or other law to withhold with respect to the grant, vesting, or exercise of an Award. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied in full. The Compensation Committee may in its sole discretion permit or require a Participant to satisfy all or part of such Participant’s tax withholding obligations by (1) paying cash to the Company, (2) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Shares), having a Fair Market Value equal to the tax withholding obligations, (3) surrendering a number of shares of Common Stock the Participant already owns, having a Fair Market Value equal to the tax withholding obligations, or (4) entering into such other arrangement as is acceptable to the Compensation Committee in its sole discretion. The value of any shares withheld or surrendered may not exceed the employer’s minimum tax withholding obligation and, to the extent such shares were acquired by the Participant from the

Company as compensation, the shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes. The Company and its Subsidiaries shall also have the right to deduct from any and all cash payments otherwise owed to a Participant any federal, state, local or other taxes required to be withheld with respect to the Participant’s participation in the Plan.

(d) No Restriction on Right of Company to Effect Corporate Changes. The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(e) 1934 Act. Notwithstanding anything contained in the Plan or any Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the 1934 Act, the Compensation Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

(f) Securities Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the judgment of the Compensation Committee, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the 1933 Act and 1934 Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(g) Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person, or would disqualify the Plan or any Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Compensation Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(h) Vesting.

(i) Notwithstanding anything to the contrary contained in the Plan, the minimum period over which full-value, performance-based awards and full-value, tenure-based awards granted under the Plan may entirely vest shall be one (1) year and three (3) years, respectively; provided, however, that up to 10% of the shares authorized under the Plan shall not be subject to such restrictions; and, provided, further, that such restrictions shall not affect or otherwise limit any acceleration of vesting pursuant to the Plan or set forth in the applicable Agreement.

(ii) Notwithstanding anything to the contrary contained in the Plan, but subject to Section 15, unless otherwise provided in an applicable Agreement, a Participant’s termination of employment or service by reason of Retirement or Good Reason, such Participant’s then unvested awards shall automatically become vested, and in the case of Options or SARs, exercisable.

18. Amendment.

The Board of Directors may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. No termination or amendment of the Plan may, without the consent of the Participant to whom any Awards shall previously have been granted, adversely affect the rights of such Participant in such Awards. In addition, no amendment of the Plan shall, without the approval of the stockholders of the Company:

(a) change the class of individuals eligible for awards under the Plan;

(b) increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(c) reduce the price at which Options may be granted below the price provided for in Section 8(a) hereof;

(d) reduce the Option Price of outstanding Options;

(e) cancel an Option or Stock Appreciation Right in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one share of Common Stock or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Common Stock is traded; or

(f) extend the term of this Plan.

19. Termination of the Plan.

The Plan shall continue until terminated by the Board of Directors pursuant to Section 18 or as otherwise set forth in this Plan, and no further Awards shall be made hereunder after the date of such termination. Unless earlier terminated, the Plan shall terminate ten (10) years after the Effective Date (provided the awards granted before that date shall continue in accordance with their terms).

20. Conditions to Issuance of Shares.

(a) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the 1933 Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as the Compensation Committee deems necessary or desirable for compliance by the Company with federal, state, and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

(b) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

21. Headings; Number; Gender.

The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Words used herein in the singular form shall be construed as being used in the plural form, as appropriate in the relevant context, and vice versa. Pronouns used herein of one gender shall be construed as referring to either or both genders, as appropriate in the relevant context.

22. Limited Waiver.

The waiver by the Company of any of its rights under the Plan with respect to any Participant, whether express or implied, shall not operate or be construed as a waiver of any other rights the Company has with respect to such Participant or of any of its rights with respect to any other Participant.

23. Governing Law.

The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

24. Compliance with Code Section 409A.

(a) This Plan is intended to comply and shall be administered in a manner that is intended to comply with Code Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement, or deferral thereof is subject to Code Section 409A, the Award shall be granted, paid, settled, or deferred in a manner that will comply with Code Section 409A, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Compensation Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement, or deferral thereof to fail to satisfy Code Section 409A shall be amended to comply with Code Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code Section 409A.

(b) Notwithstanding anything in the Plan to the contrary, the receipt of any benefits under this Plan as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Participant’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

25. Effective Date.

The Plan shall become effective (the “Effective Date”) upon approval by the stockholders of the Company.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on July 22, 2010.

Vote by Internet

  • Log on to the Internet and go to

    www.investorvote.com/ENS

  • Follow the steps outlined on the secured website.

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the   USA, US territories & Canada any time on a touch tone   telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR all the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

+
1. Election of Directors*:	For Withhold		For Withhold		For Withhold
01 - John D. Craig	☐ ☐	02 - Howard I. Hoffen	☐ ☐	03 - Joseph C. Muscari	☐ ☐

*	To elect the three (3) Class III director nominees of the Board of Directors of EnerSys, each to serve until the 2013 annual meeting of stockholders or until the earlier of their resignation or their respective successors shall have been elected and qualified.

	For Against Abstain		For Against Abstain
2. To approve, ratify and adopt the EnerSys 2010 Equity Incentive Plan.	☐ ☐ ☐	3. To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2011.	☐ ☐ ☐

Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1UPX	+

017G4F

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — EnerSys

Notice of 2010 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERSYS

Richard W. Zuidema and Joseph G. Lewis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of EnerSys to be held on July 22, 2010 at the Company’s corporate offices located at 2366 Bernville Rd., Reading PA 19605 at 10:00 a.m., local time and at any and all postponements or adjournments thereof. This proxy may be revoked any time before it is exercised.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all of the director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)